SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐            Preliminary Proxy Statement

☐            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒            Definitive Proxy Statement

☐            Definitive additional materials

☐            Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PepsiCo, Inc.

(Names of Registrant as Specified in Its Charters)

(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, the form or schedule and the date of its filing.

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700 Anderson Hill Road

Purchase, New York 10577-1444

March 24, 2008

Dear Fellow PepsiCo Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Wednesday, May 7, 2008 at 9:00 a.m. local time at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas.

At the meeting, we will ask you to elect the Board of Directors, to ratify the appointment of the independent registered public accountants and to consider five shareholder proposals. We will also review the progress of the Company during the past year and answer your questions. The attached Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Cordially,

Indra K. Nooyi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo will hold its Annual Meeting of Shareholders at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 7, 2008 at 9:00 a.m. local time, to:

■	Elect the Board of Directors.
■	Ratify the appointment of the independent registered public accountants.
■	Act upon 5 shareholder proposals described in the attached Proxy Statement.
■	Transact any other business that may properly come before the Meeting.

Holders of record of the Company's Common and Convertible Preferred Stock as of the close of business on March 7, 2008 (the “Record Date”) will be entitled to vote at the Meeting.

Please refer to the General Information page in this Proxy Statement for additional information about the Annual Meeting and voting.

March 24, 2008

Larry D. Thompson

Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders

to be Held on May 7, 2008

The proxy statement and annual report to shareholders and the means to vote by Internet are available at www.pepsico.com/proxy08.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can attend the Annual Meeting?

Only shareholders of record as of the close of business on March 7, 2008, their authorized representatives and guests will be able to attend the Annual Meeting. Admission will be by ticket only, and those attending the Annual Meeting must bring photo identification. Frito-Lay headquarters is accessible to disabled persons. Upon request, we will provide wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the Annual Meeting, you can obtain an admission ticket by checking the appropriate box on your proxy card or by contacting PepsiCo's Manager of Shareholder Relations at (914) 253-3055. An admission ticket will then be sent to you.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the Annual Meeting, you can obtain an admission ticket in advance by writing to Investor Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or by contacting PepsiCo's Manager of Shareholder Relations at (914) 253-3055. Please be sure to include proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of their ownership at the registration desk on the day of the Annual Meeting.

How do I vote at the Annual Meeting?

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record and you decide to attend and vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

How do I vote if I cannot attend the Annual Meeting?

All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person. Voting via the Internet or by calling the toll-free number listed on the proxy card will save the Company expense. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting.

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Registered Shareholders – If you are a registered shareholder holding shares directly in the Company under your own name and are unable to attend the Annual Meeting, you can vote your shares by proxy in one of the following manners:

Via Internet at http://www.eproxy.com/pep and following the instructions

By Telephone at 1-866-580-9477 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions

By Mail by signing and returning the proxy card

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Beneficial Owners – If you are a beneficial owner holding shares through a bank, broker or other holder of record and are unable to attend the Annual Meeting, please refer to the information provided by that entity for instructions on how to vote your shares.

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Can I revoke my proxy?

You may revoke your proxy by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified on your proxy card. If you return your proxy and no vote is specified (and you do not vote against a nominee or indicate that you abstain), your proxy will be voted in accordance with the Board of Directors' recommendations.

Can employees who participate in PepsiCo's 401(k) plan vote?

Employees who participate in PepsiCo’s 401(k) plan (a portion of which constitutes an Employee Stock Ownership Plan) can vote the shares held in the 401(k) plan as of the close of business on March 7, 2008. To do so, the employee participant must sign and return the proxy card received or vote via internet or telephone, as instructed in the proxy materials received in connection with the shares in the 401(k) plan. If cards representing shares held in the 401(k) plan are not returned, the 401(k) trustees will not vote those shares for which signed cards are not returned, unless required by law.

What constitutes a quorum at the Annual Meeting?

Under North Carolina law and the Company’s By-laws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast at a meeting constitutes a quorum. Votes “for” and “against,” “abstentions” and “broker non-votes” will all be counted as present to determine whether a quorum has been established. Once a share of the Company’s Common Stock or Convertible Preferred Stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

How are votes counted?

Election of Directors. Under North Carolina law and the Company’s By-laws, assuming the existence of a quorum at the meeting, the nominees for director who receive a plurality of all of the votes entitled to be cast shall be elected to the Board of Directors. Abstentions and shares that are voted “against” a director nominee will not be counted toward such nominee’s election. The Company has also implemented a director resignation policy under its Corporate Governance Guidelines. Under this policy, if a director nominee in an uncontested election receives a greater number of votes “against” his or her election than votes “for” his or her election, the director nominee is required to offer his or her irrevocable resignation to the Board following certification of the shareholder vote. Abstentions have no effect under this policy. The Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the Board. Within 90 days following certification of the shareholder vote, the independent members of the Board will make a final determination as to whether to accept the director’s resignation. A director who tenders his or her resignation under this provision shall not be present during the deliberations or voting by the Committee or the Board regarding whether to accept the resignation offer.

Ratification of Independent Registered Public Accountants. Under North Carolina law and the Company’s By-laws, ratification of the appointment of the independent registered public accountants will be approved if a majority of all the votes entitled to be cast are in favor of ratification.

Shareholder Proposals. Under North Carolina law and the Company’s By-laws, the affirmative vote of a majority of the votes entitled to be cast is required for adoption of each shareholder proposal resolution.

Note on Abstentions. If you abstain from voting on a particular matter, your vote will be counted as present for determining whether a quorum exists but will not be treated as cast either for or against that matter.

Note on “Broker Non-Votes.” Under New York Stock Exchange rules, a broker may cast a vote on behalf of a beneficial owner on routine matters, such as Election of Directors and Ratification of the Independent Registered Public Accountant, when the broker does not receive specific voting instructions from the beneficial owners. On non-routine matters, such as Shareholder Proposals,

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a broker may not cast a vote, absent specific voting instructions from the beneficial owners. If you are a beneficial owner holding shares through a bank, broker or other holder of record and you do not vote on certain matters, your broker may cast a vote on your behalf for Proxy Items Nos. 1 and 2 but not Proxy Items Nos. 3, 4, 5, 6 and 7.

Are my votes confidential?

PepsiCo's policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims. Proxies may also not be kept confidential in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results. The tabulating agent maintains the confidentiality of the proxies throughout the process.

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577-1444

www.pepsico.com

March 24, 2008

PROXY STATEMENT

The Board of Directors of PepsiCo, Inc. (“PepsiCo” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 7, 2008, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. As of March 7, 2008, the record date, there were 1,595,180,344 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 284,853 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 1,413,583 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date, rounded to the nearest share. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. The outstanding shares of Common Stock were registered in the names of 184,415 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 2,279 shareholders. As far as we know, no person owns beneficially more than 5% of the outstanding Common or Convertible Preferred Stock.

PepsiCo is making its first mailing of this Proxy Statement on or about March 24, 2008.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors (the “Board”) proposes the following twelve nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board of Directors. If all of the twelve director nominees are elected, the Board of Directors will have two vacancies, which may be filled by the Board. Proxies cannot be voted for a greater number of persons than the nominees named.

IAN M. COOK, 55, was named Chief Executive Officer and was elected to the board of directors of Colgate-Palmolive Company in 2007. Mr. Cook joined Colgate in the United Kingdom in 1976 and progressed through a series of senior management roles around the world. In 2002, he became Executive Vice President, North America and Europe. In 2004, he became Chief Operating Officer, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa. In 2005, he was named President and Chief Operating Officer, responsible for all Colgate operations worldwide. Mr. Cook joined PepsiCo’s Board in 2008.

DINA DUBLON, 54, is the former Executive Vice President and Chief Financial Officer, JP Morgan Chase & Co., serving in that capacity from December 1998 until her retirement in September 2004. Ms. Dublon is a director of Microsoft Corp. and Accenture. She is also a director of the Global Fund for Women and the Women’s Commission for Refugee Women & Children. She is a trustee of Carnegie Mellon University. Ms. Dublon was elected to PepsiCo’s Board in 2005.

VICTOR J. DZAU, MD, 62, is Chancellor for Health Affairs at Duke University and President and CEO of the Duke University Health System since July 2004. Prior to that, he served as Hersey Professor of Medicine at Harvard Medical School and Chairman of the Department of Medicine at Brigham and Women’s Hospital in Boston Massachusetts from 1996 to 2004. He is a member of the Institute of Medicine of the National Academy of Sciences and the European Academy of Science and Arts. He was the previous Chairman of the National Institutes of Health (NIH) Cardiovascular Disease Advisory Committee, and he served on the Advisory Committee to the Director of NIH. Dr. Dzau has been named 2004 Distinguished Scientist of the American Heart Association and was the recipient of the 2004 Max Delbruck Medal, Berlin, Germany and the 2005 Ellis Island Medal of Honor. Dr. Dzau is also a director of Genzyme Corporation, Alnylam Pharmaceuticals, Inc. and Medtronic, Inc. Dr. Dzau was elected to PepsiCo’s Board in 2005.

RAY L. HUNT, 64, is Chairman and Chief Executive Officer of Hunt Oil Company, Chief Executive Officer and President, Hunt Consolidated, Inc. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Electronic Data Systems Corporation, King Ranch, Inc. and Verde Group, LLC. Mr. Hunt was elected to PepsiCo’s Board in 1996.

ALBERTO IBARGÜEN, 64, has been President and Chief Executive Officer of the John S. and James L. Knight Foundation since 2005. Mr. Ibargüen previously served as Chairman of Miami Herald Publishing Co., a Knight Ridder subsidiary, and as publisher of The Miami Herald and of El Nuevo Herald. He is a member of the board of The Council on Foreign Relations, a member of the Trustees’ Council of the National Gallery of Art, a member of the Advisory Council of the Public Company Accounting Oversight Board and the Chairman of the Board of The Newseum in Washington, D.C. Mr. Ibargüen is also a director of AMR Corporation and American Airlines, Inc. Mr. Ibargüen was elected to PepsiCo’s Board in 2005.

ARTHUR C. MARTINEZ, 68, is the former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is also a director of Liz Claiborne, Inc., International Flavors & Fragrances Inc. and IAC/Interactive Corp. Mr. Martinez is Chairman of the Supervisory Board of ABN AMRO Holding, N.V. Mr. Martinez was elected to PepsiCo’s Board in 1999.

INDRA K. NOOYI, 52, has served as PepsiCo’s Chairman of the Board since May 2007 and Chief Executive Officer since October 2006. She was elected to PepsiCo’s Board in 2001. From May 2001 until October 2006, she served as PepsiCo’s President and Chief Financial Officer. She served as Senior Vice President and Chief Financial Officer from February 2000 to May 2001; Senior Vice President, Corporate Strategy and Development from 1996 until February 2000 and Senior Vice President, Strategic Planning from 1994 until 1996. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc.

SHARON PERCY ROCKEFELLER, 63, is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992 and is currently a director of Public Broadcasting Service (PBS), Washington, D.C. Ms. Rockefeller currently serves as trustee on the following non-profit boards: National Gallery of Art, The Museum of Modern Art, Johns Hopkins Medicine, Colonial Williamsburg Foundation and Rockefeller Philanthropy Advisors. Ms. Rockefeller was elected to PepsiCo’s Board in 1986.

JAMES J. SCHIRO, 62, became Chief Executive Officer of Zurich Financial Services in May 2002, after serving as Chief Operating Officer – Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand. Mr. Schiro is also a director of Royal Philips Electronics. Mr. Schiro was elected to PepsiCo’s Board in 2003.

LLOYD G. TROTTER, 61, is a partner at GenNx360 Capital Partners, a position he has held since February 2008. He served as Vice Chairman, General Electric, and as President and Chief Executive Officer of GE Industrial, from 2006 through February 2008. Between 1989 and 2006, he held various positions at GE, including Executive Vice President, Operations, from 2005 to 2006, President and Chief Executive Officer of GE Consumer and Industrial Systems from 1998 to 2005 and President and Chief Executive Officer, Electrical Distribution and Control from 1992 to 1998. Mr. Trotter is a former director of Genpact Limited. Mr. Trotter is also a director of Textron, Inc. Mr. Trotter joined PepsiCo’s Board in 2008.

DANIEL VASELLA, 54, became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992. Mr. Vasella was elected to PepsiCo’s Board in 2002.

MICHAEL D. WHITE, 56, was elected to PepsiCo’s Board and named Vice Chairman of PepsiCo in March 2006. He continues to serve as Chief Executive Officer of PepsiCo International, a position he has held since February 2003. From 2000 to 2003, he served as President and Chief Executive Officer of Frito-Lay’s Europe/Africa/Middle East division. From 1998 to 2000, Mr. White was Senior Vice President and Chief Financial Officer of PepsiCo. Mr. White has also served as Executive Vice President and Chief Financial Officer of PepsiCo Foods International and Chief Financial Officer of Frito-Lay North America. He joined Frito-Lay in 1990 as Vice President of Planning. Mr. White is also a director of Whirlpool Corporation.

OWNERSHIP OF PEPSICO COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 7, 2008, the shares of PepsiCo Common Stock beneficially owned by each director (including each nominee), by each of the executive officers identified in the Summary Compensation Table on page 27 of this Proxy Statement (“Named Executive Officers”) and by all directors and all executive officers as a group:

Name of Individual or Group	Number of Shares of PepsiCo Common Stock Beneficially Owned(1)
Albert P. Carey	749,112
John C. Compton	839,402
Ian M. Cook (2)	1,000
Dina Dublon	1,574
Victor J. Dzau	1,574
Richard Goodman	273,236
Dawn E. Hudson (3)	196,916
Ray L. Hunt (4)	544,953
Alberto Ibargüen	2,574
Arthur C. Martinez	34,179
Indra K. Nooyi	1,193,556
Sharon Percy Rockefeller	72,951
James J. Schiro	25,518
Lloyd G. Trotter (2)	1,000
Daniel Vasella	23,627
Michael D. White	1,216,868
All directors and executive officers as a group (23 persons)	6,510,676

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after March 7, 2008 through the exercise of vested stock options: Albert P. Carey, 716,569 shares; John C. Compton, 804,640 shares; Richard Goodman, 257,914 shares; Dawn E. Hudson, 165,827 shares; Ray L. Hunt, 60,403 shares; Arthur C. Martinez, 30,097 shares; Indra K. Nooyi, 1,149,825 shares; Sharon Percy Rockefeller, 37,502 shares; James J. Schiro, 22,859 shares; Daniel Vasella, 16,869 shares; Michael D. White, 1,137,247 shares; and all directors and executive officers as a group, 5,601,463 shares. Except as otherwise noted, the directors and executive officers exercise sole voting and investment power over their shares shown in the table.

(2)	Reflects shares granted to Mr. Cook and Mr. Trotter upon joining the Board on March 14, 2008.

(3)	Ms. Hudson resigned as Chief Executive Officer of Pepsi-Cola North America and PepsiCo Foodservice on November 5, 2007 and separated from the Company on February 15, 2008.

(4)	The shares shown for Mr. Hunt include (i) 26,700 shares held in a corporation over which Mr. Hunt has sole voting and investment power, (ii) 262,286 shares held in trusts over which Mr. Hunt has shared voting power and sole investment power, and (iii) 152,500 shares held in a trust over which Mr. Hunt has sole voting power and no investment power.

The following table shows, as of March 7, 2008, the number of phantom units of PepsiCo Common Stock held in the PepsiCo deferred income program by each director (including each nominee), by each Named Executive Officer and by all directors and all executive officers as a group. Each phantom unit is intended to be the economic equivalent of one share of PepsiCo Common Stock:

Name of Individual or Group	Number of Phantom Units of PepsiCo Common Stock Held in PepsiCo's Deferred Income Program
Albert P. Carey	0
John C. Compton	33,872
Ian M. Cook (1)	2,739
Dina Dublon	2,515
Victor J. Dzau	7,316
Richard Goodman	0
Dawn E. Hudson	0
Ray L. Hunt	17,226
Alberto Ibargüen	6,838
Arthur C. Martinez	21,989
Indra K. Nooyi	52,513
Sharon Percy Rockefeller	2,037
James J. Schiro	9,615
Lloyd G. Trotter (1)	2,739
Daniel Vasella	4,989
Michael D. White	0
All directors and executive officers as a group (23 persons)	176,044

As of March 7, 2008, the Directors and executive officers as a group own less than 1% of outstanding PepsiCo Common Stock and less than 1% of outstanding PepsiCo Convertible Preferred Stock.

(1)	Reflects pro-rated annual equity grant and amounts deferred by Mr. Cook and Mr. Trotter upon joining the Board on March 14, 2008.

CORPORATE GOVERNANCE AT PEPSICO

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the North Carolina Business Corporation Act and our By-laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually.

Regular attendance at Board meetings and the Annual Meeting is required of each director. PepsiCo's Board held eight meetings during 2007. Average attendance by incumbent directors at Board and standing Committee meetings was 96%. No incumbent director attended fewer than 75% of the total number of Board and standing Committee meetings. The non-management directors met in executive session at six Board meetings in 2007. All directors attended the 2007 Annual Meeting.

In 2002, the Board of Directors adopted the Corporate Governance Guidelines. The Guidelines are periodically amended and were most recently amended in November 2007. The revised Guidelines are attached to this Proxy Statement as Exhibit A and are also available on the Company’s website at www.pepsico.com under Corporate Governance in the "Investors" section and are available in print to any shareholder who requests a copy. The Company’s Worldwide Code of Conduct is also available on the Company’s website at www.pepsico.com under Corporate Governance in the "Investors" section and is available in print to any shareholder who requests a copy. Annually, all of PepsiCo’s executive officers, other senior employees and directors sign certifications with respect to their compliance with the Company's Worldwide Code of Conduct.

Director Independence

The Board of Directors has determined that to be considered independent, a director may not have any direct or indirect material relationships with the Company. In making a determination of whether a material relationship exists, the Board considers all relevant facts and circumstances, including but not limited to the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In addition to the independence requirements set forth in the Corporate Governance Listing Standards of the New York Stock Exchange, the Board has determined that a director will not be independent if he serves as an executive officer, director or trustee of a tax exempt organization that has received contributions from the Company or any of its consolidated subsidiaries in any of the last three fiscal years that exceeds the greater of $1 million or 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year. These independence standards were recommended by the Nominating and Corporate Governance Committee and adopted by the Board of Directors, and are detailed in full in the Corporate Governance Guidelines attached as Exhibit A to this Proxy Statement.

Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and has affirmatively determined that the non-management directors standing for election listed below are independent within the meaning of the rules of the New York Stock Exchange, based on the application of the Company’s independence standards.

Ian M. Cook	Ray L. Hunt	Sharon Percy Rockefeller
Dina Dublon	Alberto Ibargüen	James J. Schiro
Victor J. Dzau	Arthur C. Martinez	Lloyd G. Trotter
Daniel Vasella

In addition, the Board determined that John Akers, Robert Allen, Franklin Thomas and Cynthia Trudell each were independent prior to their retirement from the Board in 2007. None of the non-management directors receives any fees from the Company other than those received in his or her capacity as a director.

Presiding Director

In May 2007, the Board of Directors appointed Sharon Percy Rockefeller as the Presiding Director of the Board. Robert E. Allen served as the previous Presiding Director until his retirement from the PepsiCo Board in May 2007. In her capacity as the Presiding Director, Ms. Rockefeller presides at the regularly-scheduled executive sessions of the Board, at which only non-management directors are present. She also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to the Board and Committee meetings, and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Shareholders and other interested parties may communicate with Ms. Rockefeller, or with any non-management directors, by any of the following means:

•	by phone at 1-866-626-0633

•	by sending a letter to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577 Attention: Presiding Director

•	by submitting a communication on-line at our website www.pepsico.com under “Investors” – “Corporate Governance” – “Contact the Board of Directors/Audit Committee”

Communications to the Board of Directors

The PepsiCo Corporate Law Department reviews all communications sent to the Board of Directors relating to the duties and responsibilities of the Board and its Committees. The Corporate Law Department maintains a log of all such communications and regularly provides a summary of communications to the Board that relate to the functions of the Board or a Board Committee or that otherwise require Board attention. Directors may at any time review the log of Board communications received by the Company and request copies or summaries of such communications. In addition, the Corporate Law Department may forward certain communications only to the Presiding Director, the Chair of the relevant Committee or the individual Board member to whom a communication is directed. Concerns relating to PepsiCo’s accounting, internal accounting controls or auditing matters will be referred directly to members of the Audit Committee.

Shareholders and other interested parties may contact the Board, a Committee of the Board or an individual member of the Board by any of the following means:

•	by phone at 1-866-626-0633

•	by sending a letter to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577

•	by submitting a communication on-line at our website www.pepsico.com under “Investors” – “Corporate Governance” – “Contact the Board of Directors”

Political Contributions Policy

In 2005, the Board of Directors adopted a Political Contributions Policy for the Company. The Political Contributions Policy, together with other policies and procedures, including the Company’s Worldwide Code of Conduct, guides the Company’s approach to political contributions. In connection with the development of this policy and in keeping with the Company’s goals of transparency, the policy and the Company’s annual political contributions are posted on our website at www.pepsico.com “Investors” – “Corporate Governance” – “Policies.”

Committees of the Board of Directors

The Board of Directors has three standing Committees: Nominating and Corporate Governance, Compensation and Audit. The table below indicates the members of each Board committee during 2007 and through March 14, 2008:

Name	Nominating and Corporate Governance	Compensation	Audit
John F. Akers(1) (2)	*	*
Robert E. Allen(1) (3)	*	*
Ian M. Cook(4)			X
Dina Dublon			X
Victor J. Dzau	X	X
Ray L. Hunt	Chair	X
Alberto Ibargüen			X
Arthur C. Martinez(5)	X	Chair
Indra K. Nooyi
Steven S Reinemund(1)
Sharon P. Rockefeller(6)	X	X
James J. Schiro			Chair
Franklin A. Thomas(1)			*
Lloyd G. Trotter(4)			X
Cynthia M. Trudell(7)			*
Daniel Vasella	X	X
Michael D. White

(1)	Messrs. Akers, Allen, Reinemund and Thomas retired from the Board of Directors as of May 2, 2007.
(2)	Mr. Akers served as Compensation Committee Chair until his retirement from the Board on May 2, 2007.
(3)	Mr. Allen served as Presiding Director until his retirement from the Board on May 2, 2007.
(4)	Messrs. Cook and Trotter joined the Board and Audit Committee on March 14, 2008.
(5)	Mr. Martinez has served as Compensation Committee Chair since May 2, 2007.
(6)	Ms. Rockefeller became Presiding Director on May 2, 2007.
(7)	Ms. Trudell was a member of the Board and Audit Committee from January 1 through February 2, 2007.
*	Former Committee Member or Committee Chair

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which was established in 1997 and renamed in 2002, held four meetings in 2007. The Nominating and Corporate Governance Committee: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the Committees of the Board; (b) develops and recommends to the Board corporate governance principles and the Worldwide Code of Conduct applicable to the Company and monitors compliance with all such principles and policies; (c) develops and recommends to the Board criteria to assess the independence of members of the Board; (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its Committees; (e) assesses and reports to the Board on the performance and effectiveness of the Board and its Committees; and (f) reviews and reports to the Board with respect to director compensation and benefits. The Nominating and Corporate Governance Committee Charter is available on the Company's website at www.pepsico.com under Corporate Governance in the "Investors" section and is also available in print to any shareholder who requests a copy. The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements of the New York Stock Exchange and applicable securities laws.

Director Nomination Process

The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations for director nominees made by shareholders, if the individuals recommended meet certain minimum Board membership criteria. The Committee’s assessment of Board candidates includes consideration of a candidate’s: (i) relevant knowledge and diversity of background and experience in areas including business, finance, accounting, technology, marketing, international business and government; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) roles and contributions valuable to the business community and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. Shareholder recommendations should be sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577 and must include detailed background regarding the suggested candidate that demonstrates how the individual meets the minimum Board membership criteria.

Nominations received by the Secretary of the Company from shareholders are reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the minimum qualifications described above, and if so, whether the candidate's expertise and particular set of skills and background fit the current needs of the Board. This is done to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed with the Nominating and Corporate Governance Committee and are responded to by the Chairman of the Committee or his designee. The process for evaluation of candidates submitted by non-shareholders of the Company is handled similarly.

From time to time, the Nominating and Corporate Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is paid to such firm. The Company’s non-management directors recommend Mr. Cook and Mr. Trotter as nominees.

The Audit Committee

The Audit Committee, which was established in 1967, held ten meetings in 2007. The Audit Committee’s primary responsibilities are to retain the Company’s independent auditor (subject to shareholder ratification) and to assist the Board’s oversight of: (a) the quality and integrity of the Company’s financial statements and its related internal controls over financial reporting; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditors’ qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditors. The report of the Audit Committee is set forth on page 13 of this Proxy Statement. The Audit Committee Charter is available on the Company's website at www.pepsico.com under Corporate Governance in the "Investors" section and is also available in print to any shareholder who requests a copy.

Financial Expertise and Financial Literacy

The Board of Directors has determined that Dina Dublon and James J. Schiro, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and are independent directors, pursuant to the standards set forth in the Company’s Corporate Governance Guidelines and the requirements under the Securities Exchange Act of 1934 and the New York Stock Exchange Listing Standards. In addition, the Board of Directors has determined that Ian M. Cook, Dina Dublon, Alberto Ibargüen, James J. Schiro and Lloyd G. Trotter, all members of our Audit Committee, are independent directors and are financially literate within the meaning of the New York Stock Exchange Corporate Governance Listing Standards.

Directors on Multiple Audit Committees

None of the Company’s directors serves on the audit committee of more than three public companies.

The Compensation Committee

The Compensation Committee, which has been active since 1955, held four meetings during 2007. The Compensation Committee: (a) oversees the policies of the Company relating to compensation of the Company’s executives and makes recommendations to the Board regarding the compensation of PepsiCo’s executive officers; (b) produces a report on executive compensation for inclusion in the Company’s Proxy Statement; and (c) monitors the development and implementation of succession plans for the Chief Executive Officer and other key executives, and makes recommendations to the Board with respect to such plans. Additional information on the roles and responsibilities of the Compensation Committee is provided in the Compensation Discussion and Analysis on page 15 of this Proxy Statement.

The Compensation Committee is composed entirely of independent members of the Board who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee Report is set forth on page 26 of this Proxy Statement. The Compensation Committee Charter is available on the Company's website at www.pepsico.com under Corporate Governance in the "Investors" section and is also available in print to any shareholder who requests a copy.

Review and Approval of Transactions with Related Persons

On an annual basis, each director and executive officer is required to complete a questionnaire, which requires disclosure of any transactions the director or executive officer, or their immediate family members, may have with the Company in which the director or executive officer, or their immediate family members, has a direct or indirect material interest. The Audit Committee, which is responsible for reviewing and approving any related party transactions, considers the responses in the questionnaires and other information regarding potential relationships between the Company and the directors and executive officers. The Audit Committee has determined that there are no related party transactions to report.

Compensation Committee Interlocks and Insider Participation

No member of PepsiCo's Compensation Committee is now, or was during 2007 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2007 pursuant to which disclosure would be required under applicable rules of the Securities and Exchange Commission pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

PepsiCo's Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the Company’s independent auditors and the Company’s financial management and financial reporting procedures. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws. The Audit Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The names of the Audit Committee members are included at the end of this Audit Committee Report. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available on the Company’s website at www.pepsico.com under Corporate Governance in the "Investors" section.

The Company’s management has responsibility for preparing the Company’s financial statements and the Company’s independent auditors (independent registered public accountants), KPMG LLP (“KPMG”), is responsible for auditing those financial statements. In this context, the Audit Committee has met with management and KPMG to review and discuss the Company's audited financial statements. The Audit Committee discussed with Company management and KPMG the critical accounting policies applied by the Company in the preparation of its financial statements. These policies arise in connection with: revenue recognition and related trade spending; brand and goodwill valuations; income tax expense and accruals; and pension and retiree medical plans. The Company’s management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask KPMG questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Company management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2007. The Audit Committee also received regular updates from the Company's General Auditor and Controller on internal control and business risks and the Company’s senior officer for compliance and business practices on compliance and ethics issues. The Audit Committee also received an update on the Company Law Department’s 2007 compliance with Part 205 of Section 307 of the Sarbanes-Oxley Act of 2002 regarding standards of professional conduct for attorneys. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets with the Company’s General Counsel, with and without management present, to discuss the Company’s compliance with laws and regulations.

The Audit Committee reviewed and discussed with KPMG, KPMG’s independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from the Company. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors. These fees are described in the next section of this Proxy Statement. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence. The Committee has adopted a formal policy on Audit, Audit-Related and Non-Audit Services, which is published on the Company’s website and which is briefly described in the next section of this Proxy Statement. The Audit Committee concluded that the independent auditors are independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2007, for filing with the Securities and Exchange Commission. The Audit Committee has also retained KPMG as the Company’s independent auditors for the fiscal year 2008, and the Audit Committee and the Board have recommended that shareholders ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year 2008.

Franklin A. Thomas was a member of the Audit Committee during the fiscal year 2007 from January 1, 2007 through May 2, 2007. Cynthia M. Trudell was a member of the Audit Committee during the fiscal year 2007 from January 1, 2007 through February 2, 2007 and subsequently became the Company’s Senior Vice President and Chief Personnel Officer. Ian M. Cook and Lloyd G. Trotter joined the Audit Committee on March 14, 2008.

THE AUDIT COMMITTEE
DINA DUBLON	JAMES J. SCHIRO,
ALBERTO IBARGÜEN	CHAIRMAN

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP, the Company’s independent auditors, for the audit of the Company’s annual financial statements for 2006 and 2007, and fees billed for other services rendered by KPMG LLP.

	2006	2007
Audit fees	$18,254,000	$18,793,000

Audit-related fees(1)	$1,631,000	$1,974,000

Tax fees(2)	$875,000	$461,000

All other fees	$0	$0

(1)	Audit-related fees for 2006 and 2007 consisted primarily of the audits of certain employee benefit plans, due diligence reviews of certain businesses acquired, and internal control reviews.

(2)	Tax fees for 2006 and 2007 consisted primarily of international tax compliance services.

We understand the need for the independent auditors to maintain their objectivity and independence, both in appearance and in fact, in their audit of the Company’s financial statements. Accordingly, the Audit Committee has adopted the PepsiCo Policy for Audit, Audit-Related and Non-Audit Services. The Policy provides that the Audit Committee will engage the auditor for the audit of the Company’s consolidated financial statements and other audit-related work. The auditor may also be engaged for tax and other non-audit related work if those services: enhance and support the attest function of the audit; are an extension to the audit or audit-related services; or are services with respect to which, under the circumstances, KPMG offers unique qualification and there is clearly no question regarding their independence in providing such service. The policy further provides that on an annual basis the auditor’s Global Lead Audit Partner will review with the Audit Committee the services the auditor expects to provide in the coming year and the related fee estimates. In addition, PepsiCo will provide the Audit Committee with a quarterly status report regarding the Committee’s pre-approval of audit-related, tax or other non-audit services that the auditor has been pre-approved to perform, has been asked to provide or may be expected to provide during the balance of the year. PepsiCo's Policy for Audit, Audit-Related and Non-Audit Services is available on the Company's website at www.pepsico.com under Corporate Governance in the "Investors" section.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the compensation paid to our executive officers who are identified as Named Executive Officers in the Summary Compensation Table on page 27 of this Proxy Statement.

Compensation Philosophy

It is critical to our long-term success and growth that our businesses are managed by highly capable leaders with the experience, skills and dedication to oversee a growing and changing global organization. To achieve this objective, our compensation programs are designed to help recruit, retain and motivate a large group of talented and diverse domestic and international employees. Our programs are highly incentive-based and competitive in the marketplace, with a significant portion of total compensation determined by Company performance. As a result, when PepsiCo’s financial performance is above that of our peer group median, total compensation is delivered above the peer group median. Likewise if PepsiCo’s financial performance were to be below the peer group median, total compensation would be delivered below the peer group median.

Our executive compensation philosophy is based on the principle that PepsiCo will achieve its best results when its employees act and are rewarded as business owners. Ownership is not only about owning stock, but it is also about being accountable for business results, in good times and bad. Owners act with the conviction that their business is personal and that they can make a difference. Owners take initiative and responsibility for the assets of the business and its employees. As executives progress to higher levels at PepsiCo, their responsibilities, risks and rewards progress as well.

How We Determine Compensation

Role of the Compensation Committee.    The Compensation Committee oversees the design and administration of PepsiCo’s compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation Committee approves, and recommends to the Board of Directors, the total compensation for each executive officer. The total compensation is then reviewed and approved by the Board of Directors. The independent members of the Board approve the compensation for the Chairman & CEO. As part of its processes and procedures for determining executive compensation, the Compensation Committee annually:

•	reviews and establishes the peer group companies used as a reference to benchmark Company performance and executive officer compensation;

•	reviews executive officer compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance;

•	approves specific performance targets, which are linked to Company-wide or business unit performance, depending on an executive officer’s position and scope of responsibility;

•

confirms with the Committee’s external consultant that total compensation paid to each executive officer is appropriate based on an analysis that compares the Company’s financial performance relative to the performance of its peer group as measured by financial metrics including shareholder returns and operating performance over one-year and three-year time periods; and

•	approves base salary adjustments and annual and long-term incentive award payouts each year based on performance achieved in the prior year relative to the pre-established performance targets.

Each year, actual annual incentive awards, long-term incentive awards and pay actions for the executive officers are approved by the Board on the recommendation of the Compensation Committee, based on an analysis of PepsiCo’s actual performance relative to financial goals established in advance by the Compensation Committee and relative to an executive officer’s individual performance and contributions to PepsiCo’s strategic goals.

Role of Management.    The Compensation Committee and Board of Directors determine the compensation of the Chairman & CEO without management input. The Compensation Committee and the Board solicit input from the Chairman & CEO to obtain her evaluation of performance and her recommendation in determining pay for other executive officers. No executive officer is present when his or her compensation is discussed by the Committee or the Board of Directors.

In addition, the Company’s human resources department prepares materials for review by the Compensation Committee and provides data, analysis and recommendations for the Committee’s consideration regarding the Company’s compensation programs and policies as well as pay levels for non-executive officers. The human resources department also administers PepsiCo’s compensation and benefits programs and policies consistent with the direction of the Committee or Board, as appropriate.

Role of the External Consultant.    The Compensation Committee considers analysis and advice from its external consultant when making compensation decisions for the Chairman & CEO and other executive officers. The external consultant assists in evaluating the Company’s compensation objectives, provides market information in order to assist the Committee and the Board in making pay decisions and verifies the alignment between executive officer pay and PepsiCo’s financial performance. The external consultant attends Committee meetings, and Committee members have direct access to the consultant without management involvement. While the external consultant works directly for the Compensation Committee, input is sometimes obtained from management to ensure that the consultant’s recommendations and advice reinforce PepsiCo’s business strategy, principles and values.

During 2007, the Compensation Committee utilized input from Peter Chingos of Mercer Human Resource Consulting to determine the alignment between executive officer pay and PepsiCo’s financial performance relative to the Board-approved peer group. From 2002 until December 2007, Peter Chingos served as the Committee’s external consultant. During 2007, the Committee decided to engage a new external consultant. After conducting a due diligence process, the Committee selected Frederic Cook from Frederic W. Cook & Co. to serve as its external consultant effective December 1, 2007. The services performed by Mr. Cook and Frederic W. Cook & Co. have been exclusively limited to executive compensation consulting for the Compensation Committee. Mr. Cook and Frederic W. Cook & Co. are prohibited from undertaking any work with PepsiCo management or employees. Mr. Cook provides recommendations on CEO pay directly to the Compensation Committee without consulting PepsiCo’s Chairman & CEO or management.

Peer Group.    The Compensation Committee and Board utilize the same peer group to annually evaluate both executive officer pay levels and Company performance. The peer group is currently composed of large public consumer products companies with a strong brand focus that we compete with for executive officer talent. The Compensation Committee annually reviews and validates the peer group with the assistance of its external consultant to ensure all peer companies remain an appropriate basis for comparison. The Compensation Committee made no changes to the peer group in 2007. The following fourteen peer companies were approved by the Board, and are listed in order of 2007 revenue size (from largest to smallest):

•	The Procter & Gamble Company
•	Johnson & Johnson
•	Kraft Foods Inc.
•	The Coca-Cola Company
•	3M Company

•	Kimberly-Clark Corporation
•	Anheuser-Busch Companies, Inc.
•	Colgate-Palmolive Company
•	General Mills, Inc.
•	Sara Lee Corporation
•	Kellogg Company
•	H.J. Heinz Company
•	Campbell Soup Company
•	The Estee Lauder Companies Inc.

PepsiCo is the third largest company in the peer group, with 2007 revenue of $39.5 billion compared to the peer group median of $15.2 billion and 75th percentile of $27.8 billion.

Executive Compensation Policies.    Pay levels for executive officers are designed to be competitive relative to our peer group companies and, most importantly, align with the Company’s performance. Pay-for-performance is a critical policy in designing our executive officer compensation. As a result, our “pay mix,” defined as the amount of at-risk annual and long-term cash incentive awards and at-risk equity-based awards relative to total compensation, places the greatest emphasis on performance-based incentives. As illustrated in the following charts, consistent with market practice, over 90% of our Chairman & CEO’s target total compensation (excluding change in pension value, benefits and perquisites) is variable and at-risk, and approximately 80% of the target total compensation (excluding change in pension value, benefits, perquisites and severance, in the case of Ms. Hudson) for our other Named Executive Officers is variable and at-risk:

To sustain PepsiCo’s exceptional long-term performance, we set “stretch” financial goals that support our stated long-range objective of achieving at least 10% earnings per share growth on an annual basis. Our financial goals are generally set to meet our peer group’s 75th percentile performance (i.e., the top 25% of peer companies). Our objective is to compensate at the 75th percentile relative to our peer group only when we achieve performance at or above the 75th percentile of our peer group. To accomplish this, we annually review compensation (base salary, annual incentive awards and long-term incentive awards) provided by our peer group to set target total compensation levels for our executive officers at the peer group median for similar positions. We then utilize variable pay incentives to award pay in line with our performance. Our design ensures that our pay-for-performance programs only deliver total compensation at the 75th percentile when financial performance is at or above the peer group 75th percentile. If financial performance were to be below the peer group 75th percentile, total compensation awarded would be below the 75th percentile.

In 2007, the Committee’s external consultant provided an opinion to the Committee that PepsiCo’s executive officer total compensation program was appropriately aligned with PepsiCo’s financial performance and that the programs should continue to support the attraction and retention of talent necessary to maintain our long history of strong sales growth, profitability and shareholder returns.

Tax Considerations.    In establishing total compensation for the executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code (“IRC”). IRC Section 162(m) generally disallows a tax deduction for compensation over $1,000,000 paid for any fiscal year to each “covered employee” (generally, the chief executive officer and the three other highest paid executive officers other than the chief financial officer) unless the compensation qualifies as performance-based. While the Compensation Committee’s general policy is to preserve the deductibility of most compensation paid to executive officers, it believes that the primary objective of the compensation program is to support the Company’s business strategy. Thus, the Committee believes it should have flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expenses.

For 2007, the executive compensation programs had the following implications under IRC Section 162(m):

•	Base salaries for all Named Executive Officers except the Chairman & CEO were fully deductible in 2007 as those salaries were at or under $1 million.

•

Annual incentive awards and performance-based long-term cash awards were paid based on achievement of performance measures under the shareholder-approved 2004 Executive Incentive Compensation Plan. As a result, cash incentive awards are deductible as performance-based under IRC Section 162(m).

•	Stock option awards were provided under the shareholder-approved 2003 Long-Term Incentive Plan and are deductible as performance-based under IRC Section 162(m).

•

Performance-based Restricted Stock Unit awards were provided under the shareholder-approved 2003 Long-Term Incentive Plan and are paid out based on achievement of performance measures. As a result, the performance-based RSUs are deductible as performance-based under IRC Section 162(m).

•	Because Ms. Hudson was not an executive officer at the end of 2007, the compensation paid to her during fiscal year 2007 was not subject to IRC Section 162(m).

Components of PepsiCo’s Compensation and Benefits Programs

For 2007, the primary components of our compensation and benefits programs for executive officers were (1) base salary, (2) annual incentive awards, (3) long-term incentive awards, (4) retirement programs and (5) benefits and perquisites. These components promote the compensation objectives described in the “Compensation Philosophy” section of this Compensation Discussion and Analysis and are underpinned by the governance features highlighted at the end of this Compensation Discussion and Analysis (page 25 of this Proxy Statement).

1. Base Salary.    Base salary is the “fixed” component of executive compensation intended to meet the objective of attracting and retaining the executive officers necessary to lead the Company. The relative levels of base salary for the Chairman & CEO and the other executive officers are based on the underlying accountabilities of each executive officer’s position and reflect each executive officer’s scope of responsibility. The salaries are reviewed annually by the Compensation Committee and are benchmarked against similar positions among the peer group companies. In addition, executive officer salaries are analyzed relative to internal positions to ensure equity and alignment of our pay within PepsiCo. Base salaries paid to our Named Executive Officers in 2007 are presented under column (c) in the 2007 Summary Compensation Table (page 27 of this Proxy Statement).

2. Annual Incentive Compensation. We provide performance-related annual incentive compensation opportunities to our executive officers under the shareholder-approved 2004 Executive Incentive Compensation Plan (“2004 EIC Plan”). Awards under the 2004 EIC Plan are designed to provide annual incentives to drive Company, business unit and individual performance.

Setting the Maximum Award for Tax Deductibility:    Awards are intended to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. To achieve this, we establish each executive officer’s maximum award based on pre-approved earnings growth targets. For the Chairman & CEO and the Chief Financial Officer, earnings growth is measured as earnings per share (EPS)*. For the Division CEOs, earnings growth is measured based on achievement of 100% of a division’s planned net operating profit before taxes (NOPBT). After the Compensation Committee certifies that the EPS and division NOPBT targets have been met, the Committee then exercises discretion to reduce, but not to increase, the amount of the award.

In 2007, PepsiCo’s actual EPS growth of 13% exceeded the target EPS growth of ~10%, funding individual awards for the Chairman & CEO and Chief Financial Officer at the maximum level. Division NOPBT targets were also met for 2007, funding individual awards for the Division CEOs at the maximum level. Because the 2007 incentive awards were each fully funded, the Committee exercised its discretion in determining the amount of the actual incentive awards provided to all Named Executive Officers. The description below outlines how actual annual incentives are determined.

Determining the Actual Award:    When determining actual incentive awards paid to our executive officers, the Compensation Committee considers both Company financial performance and individual performance. For our Chairman & CEO, performance is evaluated in a non-formulaic manner with no specific weighting given to the performance measures. For our other executive officers, Company performance is weighted approximately two-thirds and individual performance is weighted approximately one-third.

The range of potential incentive awards for each Named Executive Officer is listed under columns (c), (d) and (e) in the 2007 Grants of Plan-Based Awards table on page 30 of this Proxy Statement. The actual payout can range from 0% to 200% of a Named Executive Officer’s target incentive opportunity. If financial performance with respect to a specific measure is above or below target, actual payout will be leveraged above or below the target incentive opportunity.

Individual Performance Measures:    Individual performance is evaluated based on measures related to an individual’s contribution to PepsiCo’s strategic business imperatives, such as improved operating efficiencies and driving PepsiCo’s Performance with Purpose priorities in the areas of human sustainability, environmental sustainability and talent sustainability. The strategic business imperatives are intended to be challenging. They can be both qualitative and quantitative and vary for each executive officer. There is no specific weighting given to the various strategic imperatives and individual performance is determined by the Compensation Committee in a non-formulaic manner.

*	In order to ensure the performance measures accurately reflect the performance of the Named Executive Officers and the Company’s ongoing results, the Committee has decided that for compensation purposes NOPBT, Net Income and EPS growth targets exclude certain events. In 2007, we recognized $129 million of non-cash tax benefits related to the favorable resolution of certain foreign tax matters and $70 million (after-tax) of restructuring and impairment charges in connection with previously announced plant closings, production line rationalizations and costs associated with our recent divisional reorganization. These items are included when computing NOPBT, Net Income and EPS growth in accordance with generally accepted accounting principles and are excluded for compensation purposes.

Company Performance Measures:    Our annual incentive plan utilizes Company performance measures which executives directly influence to ensure a direct link between performance and actual incentive awards. The specific 2007 Company performance measures used to determine incentive awards for PepsiCo’s Named Executive Officers are listed in the table below along with the weighting assigned to each performance measure for the Company performance portion of the annual incentive award. These performance measures relate to corporate-wide (PepsiCo) performance and division (e.g., Pepsi-Cola North America) performance depending on the Named Executive Officer’s position and scope of responsibility. Our corporate-wide financial performance objectives include EPS growth and consolidated net income and net revenue growth. Similar objectives for divisions are NOPBT growth and net revenue growth. In addition to these objectives, a market share growth target for each division is established and, when achieved, can raise a Named Executive Officer’s Company performance score by up to 25% (i.e., this could raise the total bonus score by up to 16.5% since the Company portion represents approximately two-thirds of the total bonus score).

Name	Company Performance Measures and Weightings*
Indra K. Nooyi	– EPS Growth & Net Revenue Growth

Richard A. Goodman	– 50% Net Income Growth & 50% Net Revenue Growth

Michael D. White	– PepsiCo International: 50% NOPBT Growth & 50% Net Revenue Growth

John C. Compton	– PepsiCo N. America: 50% NOPBT Growth & 50% Net Revenue Growth

Albert P. Carey	– Frito-Lay N. America: 50% NOPBT Growth & 50% Net Revenue Growth

Dawn Hudson	– PepsiCo Beverages N. America, Pepsi-Cola N. America & Foodservice: 50% NOPBT Growth & 50% Net Revenue Growth

*	For our Chairman & CEO, performance is evaluated in a non-formulaic manner with no specific weighting given to the performance measures.

Results:    After the end of 2007, the Compensation Committee evaluated PepsiCo’s performance against the 2007 performance measures described above and determined each Named Executive Officer’s actual incentive award. In determining annual incentive awards for the Chairman & CEO and the Chief Financial Officer in 2007, the Compensation Committee considered actual Company performance against the corresponding pre-established performance targets as noted in the table below. These targets may be subject to adjustments for a number of items, which may include, but are not limited to, unanticipated changes in the competitive environment, currency fluctuations, merger and acquisition activity and changes in accounting:

COMPANY PERFORMANCE MEASURES	TARGET	ACTUAL 2007 PERFORMANCE
Net Revenue Growth	~8%	12%
Net Income Growth	~9%	11%
EPS Growth	~10%	13%

For the Division CEOs, division NOPBT and net revenue growth targets were challenging and were set to approximate the 75th percentile of our peer group, meaning that targets were set to fall within the top 25% of peer companies. The actual incentive awards determined by the Compensation Committee for each Named Executive Officer are included in column (g) in the 2007 Summary Compensation Table on page 27 of this Proxy Statement.

3. Long-Term Incentive Compensation.    Consistent with our compensation philosophy, we believe that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of PepsiCo’s shareholders. We have a long history of linking pay to our long-term stock performance for all employees, not just executives. This is best demonstrated by the fact that, since 1989, we have provided an annual grant of stock options to virtually all full-time U.S. employees under SharePower, our broad-based stock option program.

Executive officers’ long-term incentives are comprised of:

(a)	Stock options,

(b)	Performance-based restricted stock units (RSUs) that vest only if pre-approved performance targets are achieved,

(c)	Performance-based long-term cash awards that vest over three years (our Chairman & CEO is not eligible for this component), and

(d)	Retention equity grants to key senior leaders that vest based on continued service.

The annual executive officer long-term incentive program is designed to deliver a mix of approximately 40% stock options, 40% performance-based RSUs and 20% performance-based long-term cash. This mix was selected to provide an equal balance of equity (options and performance-based RSUs) and also to provide a portion delivered in performance-based long-term cash that reflects market practice. Most executives are provided with a choice between stock options and RSUs that vest after three years of service. However, PepsiCo’s executive officers, including the Chairman & CEO and the other Named Executive Officers, are not provided with this choice. The value of the annual equity award for these executive officers is balanced equally between stock options and performance-based RSUs.

Target grant guidelines for executive officers vary by position and are based on competitive benchmarking, with target grant levels expressed in dollars (rather than as a percent of salary) and set to approximate the peer group median. The actual size of grants awarded to executive officers can range from 0% to 150% of target and are determined based on Company and individual performance as well as retention considerations. We require that annual option and performance-based RSU awards made under the long-term incentive plans include vesting terms that encourage an executive officer to remain with PepsiCo for a number of years.

Upon approval and recommendation by the Compensation Committee, the Board authorizes all equity grants awarded to employees and directly approves individual awards to executive officers. Stock option and RSU grants are awarded under our shareholder-approved long term incentive plans at “Fair Market Value,” defined as the average of the high and low stock prices rounded up to the nearest quarter on the date of grant. This formula mitigates the impact of our stock price’s intra-day volatility when setting the grant price of equity awards. PepsiCo does not backdate, reprice or grant equity awards retroactively. Repricing of awards would require shareholder approval under the shareholder-approved 2003 and 2007 Long-Term Incentive Plans. PepsiCo’s grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the Fair Market Value on such dates. Our annual grant, if approved by the Board, is provided on the later of February 1st or the regularly scheduled January/February Board meeting. On February 2, 2007, the Board granted stock options and performance-based RSUs to all executive officers with a grant price of $65.00 (the average of the low and high price on the date of grant, rounded up to the nearest quarter).

3(a). Stock Options.    We believe that stock options represent performance-based compensation and are a powerful motivational tool, as they have no intrinsic value to recipients on the date of grant and they only deliver meaningful value to executive officers if PepsiCo achieves sustained, long-term stock price growth. In addition, the number of stock options an executive officer receives each year can vary from 0% to 150% of target based on Company and individual performance as described above. Subject to Compensation Committee and Board approval, executive officers receive annual grants of stock options each February that generally vest after three years of service and expire after ten years. Executive officers who retire from the Company at age 55 through age 61 with at least 10 years of service are eligible to vest in a pro-rata portion of their stock option grants based on the length of time served in proportion to the full vesting period. Executive officers who retire from the Company at or after age 62 are eligible to vest in the full stock option grant. Dividends are not earned on stock option grants. The 2007 grant date fair value of stock option awards to our Named Executive Officers are presented under column (m) in the 2007 Grants of Plan-Based Awards table on page 30 of this Proxy Statement.

3(b). Performance-Based Restricted Stock Units.    Subject to Compensation Committee and Board approval, grants of performance-based RSUs are provided to executive officers annually from 0 to 150% of target based on Company and individual performance as described above. These awards vest based on PepsiCo achieving pre-established annual EPS targets for each year in a three-year performance period. These EPS performance targets are established each year by the Compensation Committee and the Board of Directors, and are aligned with our stated long-range objective of achieving at least 10% EPS growth on an annual basis. EPS targets for the performance-based RSUs have never been adjusted or “reset,” and management does not have the authority to do so.

Annual EPS targets are set at the beginning of each year during the three-year performance period in order to achieve approximately 75th percentile financial performance relative to the peer group. When these EPS targets are achieved over the three-year performance period, executive officers are eligible to receive the full award. If PepsiCo were to perform below the pre-established annual EPS target in any of the three years during the performance period, the number of shares paid out would be proportionately reduced. No shares would be paid out if PepsiCo were to perform below the estimated peer group median during all three years of the performance period. In no circumstances would the award be increased, even if PepsiCo were to exceed the EPS target.

Notwithstanding the attainment of the EPS targets over the three-year performance period, the Board and Compensation Committee retain the right to reduce, but not increase, the size of the award that would otherwise be paid. Executive officers forfeit all performance-based RSUs if they leave PepsiCo prior to the completion of the three-year performance period. Executive officers who retire from the Company at age 55 through age 61 with at least 10 years of service are eligible to vest in a pro-rata portion of their stock option grants based on the length of time served in proportion to the full vesting period. Executive officers who retire from the Company at or after age 62 are eligible to vest in the full performance-based RSU grant. However, payment of the final award remains contingent on achieving the applicable performance targets.

In February 2008, PepsiCo’s 2007 actual EPS growth of 13% exceeded the Board’s pre-established target EPS growth of ~10% for that performance year. As a result, the Compensation Committee certified that the EPS target was achieved for the final third of the performance-based RSUs granted in 2005 along with the second third of the performance-based RSUs granted in 2006 and the first third of the performance-based RSUs granted in 2007.

The 2007 grant date fair value of performance-based RSUs to our Named Executive Officers is included under column (m) in the 2007 Grants of Plan-Based Awards table on page 30 of this Proxy Statement. Executive officers earn dividend equivalents on their RSUs during the vesting period that are paid out (without interest) only if and when the corresponding RSUs vest.

3(c). Performance-Based Long-Term Cash.    Executive officers, with the exception of the Chairman & CEO, have a performance-based long-term cash target award opportunity (expressed as a percent of salary). The Chairman & CEO is not eligible because a competitive performance-based long-term cash opportunity would not provide meaningful retention in relation to the market-based equity opportunity. The amount of the actual award (as a percent of target) is determined based on achievement of the same annual performance goals used for annual incentive compensation (see “Annual Incentive Compensation” discussion on page 19 of this Proxy Statement for details). However, the long-term cash award vests and pays out in equal installments over three years, with the first installment paid out immediately after the award is earned. The executive officers only receive the full value of these awards if they remain employed through the vesting period. Executive officers who retire from the Company are eligible to receive the full value of their unvested performance-based long-term cash awards. The value of the 2007 performance-based long-term cash awards to our Named Executive Officers is included under column (g) in the 2007 Summary Compensation Table on page 27 of this Proxy Statement. The value of performance-based long-term cash awards earned in 2005 and 2006, but paid in 2007, is included in footnote 7 to the Summary Compensation Table.

3(d). Retention Grants.    The Board of Directors may selectively award retention equity grants to leaders who are critical to business continuity and growth. These awards typically consist of RSUs with vesting periods designed to facilitate retention through key business and/or career milestones. The awards have no value unless the executive remains employed with PepsiCo for the full vesting period, and the awards are cancelled if the executive terminates or retires. However, if an executive dies or goes on long-term disability, a pro-rata portion of the retention grant will vest based on the length of time served in proportion to the full vesting period. Retention awards were not granted to any Named Executive Officer in 2007.

4. Retirement Programs.    Our retirement programs consist of defined benefit pension plans, retiree medical coverage, retiree life insurance, and a 401(k) Plan. Our defined benefit pension plans are designed to facilitate the retirement of employees who have performed at PepsiCo over the long term. Benefits are calculated based on service, base salary and annual incentive compensation. Awards of stock options, RSUs and performance-based long-term cash are not considered when determining pension benefits. Executive benefits are calculated using the same formula as other salaried employees; however, because of IRS compensation and benefit limits applicable to PepsiCo’s qualified pension plan, a significant portion of an executive officer’s pension is typically provided by a non-qualified, unfunded pension plan. As a result, pension benefits are provided to Named Executive Officers under two plans, a qualified and a non-qualified plan. The present value of each Named Executive Officer’s accumulated benefit under the qualified and non-qualified pension plans are set forth in the 2007 Pension Benefits table on page 33 of this Proxy Statement. The narrative following the 2007 Pension Benefits table describes the plans’ material features.

Named Executive Officers are eligible for retiree medical coverage. This benefit is available to all salaried employees based on age and service, and our executives who enroll for coverage are required to pay twice as much for their coverage as other retirees. Named Executive Officers are also eligible for retiree life insurance equal to 100% of eligible pay (i.e., base salary and annual incentive award) upon death in retirement at age 55, declining by 10% per year thereafter, with a $5,000 maximum benefit beginning at age 65.

Executive deferrals into the 401(k) Plan and Company matching contributions are also limited by IRS regulations. While the Company does permit most executives to defer their base salary and annual incentive compensation, PepsiCo does not provide an excess plan to offset 401(k) limitations nor do we provide executives with special benefit plans such as executive life insurance.

5. Benefits and Perquisites

5(a). Benefits.    Executives generally receive the same healthcare benefits as other employees. U.S.-based medical benefits are the same for all participants in the Company’s healthcare program; however, our executives are required to pay twice as much for their coverage. All of our employees, including executive officers, are eligible to participate in HealthRoads, PepsiCo’s broad-based wellness program. HealthRoads provides our employees with personal health coaching recommendations and encouragement to reach exercise, weight management, nutrition, smoking cessation and stress management goals. In addition, executive officers who relocate at PepsiCo’s request are supported under the relocation program available to all PepsiCo employees. The program covers relocation expenses and applicable reimbursement of taxes associated with moving.

5(b). Perquisites.    Consistent with our philosophy of making compensation primarily performance-based, executive perquisites are limited to a company car and annual physical. As part of the company car program, executive officers have the option of receiving a hybrid automobile supplied through the Company (including insurance, maintenance and fuel) or a monthly payment in lieu of the automobile benefit. Personal use of company aircraft and ground transportation are also available and are utilized on a limited and selective basis, with executives fully responsible for their tax liabilities associated with any personal use of aircraft and ground transportation. Executive officers do not receive other perquisites such as country clubs, financial planning or company-paid apartments.

In October 2007, Ms. Nooyi’s participation in the company car program was discontinued, and the Compensation Committee authorized increased personal use of the Company’s ground transportation in lieu of a company car. Ms. Nooyi’s use of a car and driver for commuting and business enhances security and personal safety and increases her time available for business purposes.

5(c). Change-in-Control Provisions.    All employees, including Named Executive Officers, and non-employee directors are provided change-in-control protections for their equity awards under our shareholder-approved long-term incentive plans. For all grants in 2007 and thereafter, stock options vest and RSUs are paid if the participant is terminated without cause or resigns for good reason within two years following a change in control of PepsiCo or if the acquiring entity fails to assume the awards (“double trigger”). We adopted “double trigger” vesting to ensure management talent would be available to assist in the successful integration following a change in control and to align with emerging governance trends.

For all grants prior to 2007, stock options vest and RSUs are paid upon a change in control of PepsiCo. In the event a participant is terminated without cause within two years following the change in control or the participant’s options are adversely modified, the participant receives a payment equal to the present value of his or her outstanding pre-2007 options at the time of such event calculated using the Black-Scholes formula.

Named Executive Officers are not eligible to receive any cash severance, continued health and welfare benefits, pension service credit, tax gross-ups or any other change-in-control benefits other than the change-in-control protections under our long-term incentive plans described above.

5(d). Executive Deferral.    Under PepsiCo’s executive deferral program, most U.S.-paid executives can elect to defer all or a portion of their base salary or annual cash incentive awards into phantom investment funds which grow on a tax-deferred basis. Prior to 2004, stock option gains and performance-based long-term cash awards were also eligible for deferral. If stock options were deferred, they were required to have been exercised within one month of expiration and the gains were required to have been deferred into the PepsiCo Common Stock Fund. Executives have the opportunity to invest their deferrals into nine market-based funds, including the PepsiCo Common Stock Fund. Beginning in 2007, an investment fund was offered that earns interest at 120% of the Long-term Applicable Federal Rate (as published by the U.S. Treasury). Prior to December 31, 2006, an investment fund was offered that earned interest at market Prime Rate. In 2006, the difference between Prime Rate and 120% of the Long-term Applicable Federal Rate was approximately 1.9%. This difference accounted for the above-market interest reflected in the 2006 compensation values reported in column (h) of the 2007 Summary Compensation Table on page 27 of this Proxy Statement. The change in 2007 from the Prime Rate fund to the new fund directly aligns with the Securities and Exchange Commission’s definition of “on market” investment returns, thus PepsiCo did not report any “above market” earnings in 2007, and does not expect to do so in the future.

PepsiCo does not match an executive’s deferrals. PepsiCo’s executive deferral program is non-qualified and unfunded where deferred compensation is unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. The narrative following the 2007 Non-Qualified Deferred Compensation table on page 35 of this Proxy Statement describes the plan’s material features.

Additional Features of our Executive Compensation Programs

Our compensation and benefit programs operate with the following governance features:

Stock Ownership.    To reinforce our ownership philosophy, the Board has established stock ownership guidelines for executive officers. Under those guidelines, executive officers are required to own shares of PepsiCo stock equal to a specified multiple of their salary. The applicable multiples vary between two and eight times base salary based on an executive officer’s position:

– CEO	8x
– Division CEOs	4x
– All Other Executive Officers	2x

PepsiCo shares or equivalents held directly by the executive officer (or immediate family members), in the 401(k) Plan, deferred compensation account, or in a trust for the benefit of immediate family members, count towards satisfying the requirement. Unexercised stock options and unvested restricted stock units do not count towards satisfying the requirement.

Executive officers have five years from their appointment to meet their ownership guideline requirement. All of our executive officers have met or are on track to meet their objectives within the five-year time requirement.

Exercise and Hold Policy.    To ensure that our executive officers exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy. Under this policy, annual option exercises and sales for cash are limited to 20% of pre-tax gains on all vested outstanding options on the annual equity grant date for that year. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the date of exercise.

Employment Contracts and Separation Agreements.    Named Executive Officers, including the Chairman & CEO, do not have employment contracts. Consistent with our approach of rewarding performance, employment is not guaranteed; thus the Company or the Named Executive Officer may terminate the employment relationship at any time. In some cases, the Compensation Committee or Board of Directors may agree to provide separation payments to departing executives upon their termination to obtain an extended non-compete, non-solicitation and non-disclosure agreement and a release of claims. Ms. Hudson entered into a separation agreement with PepsiCo in November 2007, which is described on page 36 of this Proxy Statement.

Clawback Provision.    Under the terms of our long-term incentive plans and our executive deferral program, employees, including Named Executive Officers, who violate PepsiCo’s Worldwide Code of Conduct, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in gross misconduct may be subject to financial consequences. Our long-term incentive plans permit PepsiCo to cancel an executive’s outstanding equity awards, including both vested and unvested awards, if PepsiCo determines that the executive has committed any such violation. Our long-term incentive plans and our executive deferral program also permit PepsiCo to recover all gains from exercised stock options and vested RSUs received within the 12 months preceding the violation, as well as any gains earned on contributions to the Company’s executive deferral program.

Hedging.    Our insider trading policy prohibits executive officers from using any strategies or products (e.g. derivative securities or short-selling techniques) to hedge against the potential changes in the value of PepsiCo stock.

Trading Windows.    Executive officers can only purchase and sell PepsiCo stock and exercise stock options during approved trading windows, which generally open two days after PepsiCo issues its quarterly earnings release.

Summary

PepsiCo’s compensation practices and compensation philosophy are designed to align executive interests with those of shareholders. We believe our pay programs, which have a strong pay-for-performance orientation, will continue to assist the Company to attract, retain and motivate the key talent PepsiCo needs to continue to compete and provide strong return to shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

THE COMPENSATION COMMITTEE

ARTHUR C. MARTINEZ, CHAIRMAN VICTOR J. DZAU RAY L. HUNT	SHARON PERCY ROCKEFELLER DANIEL VASELLA

2007 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended December 29, 2007. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and certain other executive officers who were most highly compensated in fiscal year 2007 by reference to their total compensation in the table below (excluding amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column).

Name and Principal Position (a)	Year (b)	Salary ($)(4) (c)	Bonus ($)(5) (d)	Stock Awards ($)(6) (e)	Option Awards ($)(6) (f)	Non-Equity Incentive Plan Compensation ($)(7) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(8) (h)	All Other Compensation ($)(9) (i)	Total($) (j)
Indra K. Nooyi (1)	2007	1,300,000	0	3,231,973	2,829,423	3,200,000	825,085	404,071	11,790,552
Director; Chairman of the Board and Chief Executive Officer	2006	964,413	0	2,006,876	2,353,440	3,000,000	898,884	344,775	9,568,388

Richard A. Goodman	2007	565,385	0	1,080,718	233,026	822,998	414,308	98,640	3,215,075
Chief Financial Officer	2006	470,508	0	619,224	290,339	696,007	491,459	65,927	2,633,464

Michael D. White	2007	1,000,000	0	3,856,878	1,579,970	2,408,000	1,712,966	615,209	11,173,023
Director; Vice Chairman, PepsiCo; Chief Executive Officer, PepsiCo International	2006	894,856	0	2,519,696	1,555,591	2,812,000	1,194,115	305,660	9,281,918

John C. Compton (2)	2007	860,000	0	1,755,745	1,581,404	1,474,549	522,455	2,102,043	8,296,196
Chief Executive Officer, PepsiCo Americas Foods	2006	767,212	0	733,719	1,567,322	1,360,681	414,828	178,753	5,022,515

Albert P. Carey (3)	2007	735,000	0	1,221,099	947,300	1,327,410	450,680	375,717	5,057,206
President and Chief Executive Officer, Frito-Lay North America

Dawn Hudson	2007	735,000	0	2,838,599	2,176,401	1,269,860	250,495	4,375,312	11,645,667
Former President and Chief Executive Officer, Pepsi-Cola North America	2006	731,154	0	1,108,620	1,541,332	1,114,518	383,373	131,246	5,010,243

(1)	Effective May 2, 2007, Ms. Nooyi assumed the duties of Chairman of the Board in addition to the responsibilities as Chief Executive Officer of PepsiCo.

(2)	Effective November 5, 2007, Mr. Compton became the Chief Executive Officer for PepsiCo Americas Foods in connection with the realignment of PepsiCo’s organizational structure. Prior to the reorganization, Mr. Compton served as Chief Executive Officer of PepsiCo North America.

(3)	Mr. Carey was not a named executive officer for 2006. As a result, only 2007 compensation information is included in the Summary Compensation Table.

(4)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in 2007 and 2006. In 2007, Mr. White deferred $150,000 of his $1,000,000 base salary. For further details, see the 2007 Non-Qualified Deferred Compensation table on page 35.

(5)	“Bonus” refers to cash annual incentive payments that are not performance-based. In 2007 and 2006, no such payments were made to any Named Executive Officer, as all cash incentives were performance-based and are reflected in column (g) of the table above, labeled “Non-Equity Incentive Plan Compensation.”

(6)	Stock awards and stock option awards represent restricted stock unit and stock option grants for which PepsiCo recorded a 2007 and 2006 compensation expense. Under the required FAS 123R methodology, the compensation expense reflected in columns (e) and (f) is for grants made in 2007 and 2006 and grants made in prior years which continue to be expensed. The full FAS 123R grant date fair value of the stock and stock option awards granted in 2007 is included in column (m) in the 2007 Grants of Plan-Based Awards table on page 30. The assumptions used in calculating the FAS 123R compensation expense of the stock and stock option awards are provided in the Company’s Annual Report on Form 10-K for the applicable fiscal years which are available at www.pepsico.com. In accordance with FAS 123R the value reported in the stock awards and stock option awards columns reflects the accelerated vesting of Ms. Hudson’s 2005 and 2006 option and performance-based RSU awards in connection with her separation from PepsiCo, which is further described on page 36.

(7)	As described in the “Annual Incentive Compensation” and “Performance-based Long-Term Cash” sections of the Compensation Discussion and Analysis on pages 19 and 22, the amounts reported in this column reflect compensation earned for performance under the annual incentive compensation program and the full value of the performance-based long-term cash award, which is paid out in three equal annual installments based on continued service. Amounts reported in 2007 and 2006 reflect amounts earned for annual performance in those respective years.

(i)	For Ms. Nooyi, the amount reported for 2007 reflects compensation earned for 2007 performance under the annual incentive compensation program. The amount does not include a performance-based long-term cash award, as Ms. Nooyi is not eligible to participate in that program. In addition to the amounts listed in the table, in March 2008, Ms. Nooyi received $209,333 representing the final one-third of the performance-based long-term cash award earned for 2005 performance.

(ii)	For Mr. Goodman, the amount reported for 2007 reflects $573,438 earned for 2007 performance under the annual incentive compensation program and $249,560 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2008, Mr. Goodman received $55,213 representing the final one-third of the performance-based long-term cash award earned for 2005 performance and $72,335 representing one-third of the performance-based long-term cash award earned for 2006 performance.

(iii)	For Mr. White, the amount reported for 2007 reflects $1,806,000 earned for 2007 performance under the annual incentive compensation program and $602,000 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2008, Mr. White received $212,173 representing the final one-third of the performance-based long-term cash award earned for 2005 performance and $234,333 representing one-third of the performance-based long-term cash award earned for 2006 performance.

(iv)	For Mr. Compton, the amount reported for 2007 reflects $1,105,912 earned for 2007 performance under the annual incentive compensation program and $368,637 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2008, Mr. Compton received $138,950 representing the final one-third of the performance-based long-term cash award earned for 2005 performance and $118,967 representing one-third of the performance-based long-term cash award earned for 2006 performance.

(v)	For Mr. Carey, the amount reported for 2007 reflects $973,434 earned for 2007 performance under the annual incentive compensation program and $353,976 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2008, Mr. Carey received $98,990 representing the final one-third of the performance-based long-term cash award earned for 2005 performance and $110,618 representing one-third of the performance-based long-term cash award earned for 2006 performance.

(vi)	For Ms. Hudson, the amount reported for 2007 reflects $931,230 earned for 2007 performance under the annual incentive compensation program and $338,630 earned under the performance-based long-term cash incentive program, of which $112,877 was paid out in March 2008 and $225,753 was forfeited due to her separation. In addition to the amounts listed in the table, in March 2008, Ms. Hudson received $122,443 representing the final one-third of the performance-based long-term cash award earned for 2005 performance and $99,068 representing one-third of the performance-based long-term cash award earned for 2006 performance. The final third of her 2006 award was forfeited due to her separation.

(8)	The amounts reported reflect (i) the aggregate change in 2007 and 2006 in the actuarial present value of each Named Executive Officer’s accumulated benefit under the defined benefit pension plans in which he or she participates and (ii) in 2006 only, the “above-market” earnings, if any, on income previously earned and deferred by each Named Executive Officer under PepsiCo’s executive deferral program. The executive deferral program is described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 24. As noted in the Compensation Discussion and Analysis, the change at the beginning of 2007 from the Prime Rate fund to a new fund that earns interest at 120% of the Long-term Applicable Federal Rate directly aligned with the Securities and Exchange Commission’s definition of “on market” investment returns and eliminated any “above-market” earnings for 2007 and beyond. The change in pension value included in column (h) reflects changes in age, service and earnings during 2007 and the effect of a change in the discount rate from 5.80% on September 30, 2006 to 6.15% on September 30, 2007 used to determine the present value. Details on the methodology for calculating PepsiCo’s pension plan accumulated benefit obligation are included in the narrative description to the 2007 Pension Benefits table on page 33.

(9)	Amounts reported in this column include personal use of company aircraft and ground transportation, car allowance and applicable taxes, relocation and international assignment benefits and tax reimbursement on such benefits, executive physical benefits, the Company’s matching contribution into the PepsiCo Salaried 401(k) Plan, accrued dividends earned in the respective year on unvested RSUs, and Ms. Hudson’s separation payment described on page 36 of this Proxy Statement. The amounts previously reported for 2006 have been restated to include the accrued dividends on unvested RSUs earned in 2006. The following table provides detail for the amounts reported in this column for 2007 for each Named Executive Officer.

Name	Personal Use of Company Aircraft (A) ($)	Personal Use of Ground Transpor- tation (A) ($)	Car Expenses (B) ($)	Relocation ($)		401(k) Company Matching Contribu- tions ($)	International Assign- ments ($)		Miscel- laneous ($)	Accrued Dividends($)	Separation Benefits ($)		Total All Other Compen- sation ($)
I. Nooyi	57,928	8,238	17,639	0		6,750	0		1,660	311,856	0		404,071
R. Goodman	0	0	24,137	0		4,500	0		0	70,003	0		98,640
M. White	70,940	0	24,137	0		6,750	163,870	(D)	2,267	347,245	0		615,209
J. Compton	73,395	241	24,137	1,817,615	(C)	7,750	0		100	178,805	0		2,102,043
A. Carey	252,629	49	24,138	0		0	0		0	98,901	0		375,717
D. Hudson	42,528	15	24,594	0		6,750	0		2,387	161,538	4,137,500	(E)	4,375,312

(A)

Personal use of Company aircraft and ground transportation is valued based on the aggregate incremental cost to the Company. For this purpose, the Company has calculated the aggregate incremental cost based on the variable operating costs that were incurred as a result of personal use of the aircraft (such as fuel, maintenance, landing fees and crew expenses) or ground transportation (such as fuel and the driver’s compensation). The Named Executive Officers are fully responsible for all personal income taxes associated with any personal use of aircraft and ground transportation.

(B)

In October 2007, Ms. Nooyi’s participation in the company car program was discontinued, and the Compensation Committee authorized increased personal use of the Company’s ground transportation in lieu of the company car. Ms. Nooyi’s use of a car and driver for commuting and business enhances security and personal safety and increases her time available for business purposes. Ms. Nooyi’s car allowance is inclusive of applicable taxes of $6,129. Mr. Goodman, Mr. White, Mr. Compton and Mr. Carey’s car allowance is inclusive of applicable taxes of $8,387. Ms. Hudson’s car expense is inclusive of applicable taxes of $8,387.

(C)

As a result of PepsiCo’s request to relocate Mr. Compton from Chicago to the Purchase area to assume his role as Chief Executive Officer of PepsiCo North America, Mr. Compton’s relocation was supported under the relocation program available to all PepsiCo employees. The program covers relocation expenses and applicable reimbursement of taxes associated with moving. These relocation expenses include direct home sale expenses (i.e., broker commissions, appraisals, inspection), the Company’s carrying costs of the house between Mr. Compton’s relocation and the home sale (i.e., interest, property taxes, insurance, utilities, maintenance), loss on home sale due to adverse housing market conditions, and $312,256 in applicable taxes.

(D)

Mr. White’s International Assignment expenses represent incremental taxes that were required to be paid by the Company to Switzerland in 2007 as a result of his assignment outside the United States during 2003.

(E)	Represents payment provided under the separation agreement Ms. Hudson entered into in November 2007, as described on page 36 of this Proxy Statement.

2007 GRANTS OF PLAN-BASED AWARDS  (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Closing Market Price on the Grant	Grant Date Fair Value of Stock and Option Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i)	Options (#) (j)	($/Sh) (k)	Date (l)	($) (4) (m)
Indra K. Nooyi	—	0	2,600,000	5,200,000	—	—	—	—	—	—	—	—
	2/2/2007	—	—	—	0	75,824	75,824	—	—	—	—	4,928,560
	2/2/2007	—	—	—	—	—	—	—	304,220	$65.00	$65.04	4,904,026

Richard A. Goodman	—	0	520,833	1,041,667	—	—	—	—	—	—	—	—
	—	0	226,667	453,333	—	—	—	—	—	—	—	—
	2/2/2007	—	—	—	0	10,286	10,286	—	—	—	—	668,590
	2/2/2007	—	—	—	—	—	—	—	41,597	$65.00	$65.04	670,544

Michael D. White	—	0	1,500,000	3,000,000	—	—	—	—	—	—	—	—
	—	0	500,000	1,000,000	—	—	—	—	—	—	—	—
	2/2/2007	—	—	—	0	23,736	23,736	—	—	—	—	1,542,840
	2/2/2007	—	—	—	—	—	—		95,660	$65.00	$65.04	1,542,039

John C. Compton	—	0	1,032,000	2,064,000	—	—	—	—	—	—	—	—
	—	0	344,000	688,000	—	—	—	—	—	—	—	—
	2/2/2007	—	—	—	0	20,769	20,769	—	—	—	—	1,349,985
	2/2/2007	—	—	—	—	—	—	—	83,792	$65.00	$65.04	1,350,727

Albert P. Carey	—	0	808,500	1,617,000	—	—	—	—	—	—	—	—
	—	0	294,000	588,000	—	—	—	—	—	—	—	—
	2/2/2007	—	—	—	0	12,857	12,857	—	—	—	—	835,705
	2/2/2007	—	—	—	—	—	—	—	52,083	$65.00	$65.04	839,578

Dawn Hudson	—	0	808,500	1,617,000	—	—	—	—	—	—	—	—
	—	0	294,000	588,000	—	—	—	—	—	—	—	—
	2/2/2007	—	—	—	0	11,143	11,143	—	—	—	—	724,295
	2/2/2007	—	—	—	—	—	—	—	45,225	$65.00	$65.04	729,027

(1)	Details on PepsiCo’s long-term incentive programs are described in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis on pages 21-23. Stock option and performance-based restricted stock unit awards were granted on the date of Board approval, with both the stock option exercise and the performance-based restricted stock unit base price determined based on the average of the high and low price of PepsiCo Common Stock on the date of grant rounded up to the next highest quarter.

(2)	The amounts reported include the potential range of incentive awards for 2007 under the annual incentive compensation program and the performance-based long-term cash incentive program, as described in the “Annual Incentive Compensation” and “Performance-based Long-Term Cash” sections of the Compensation Discussion and Analysis on pages 19 and 22. For Ms. Nooyi, the range reflects the potential payout under the annual incentive program and does not include potential awards under the performance-based long-term cash award, as she is not eligible to participate in that program. For the other Named Executive Officers, the numbers in the first row reflect the potential payout range under the annual incentive program and the numbers in the second row reflect the potential payout range under the performance-based long-term cash program.

(3)	The amounts reported in the “target” and “maximum” columns reflect the maximum number of performance-based restricted stock units granted to each Named Executive Officer on February 2, 2007. These awards will vest and be paid out in February 2010 only if PepsiCo achieves annual EPS targets in each of the three performance years in the three-year vesting period and if the officer remains employed with PepsiCo through the vesting date. However, Mr. Goodman, Mr. White and Mr. Carey, who are currently retirement eligible, would be eligible to vest into a pro-rata portion of the award at retirement. The “maximum” and “target” values are the same and cannot be increased above target, even if PepsiCo were to exceed the earnings target. If PepsiCo were to perform below the pre-established EPS targets in any of these years, the number of shares earned for that year would be reduced. Additional details are described on the “Performance-based Restricted Stock Units” section of the Compensation Discussion and Analysis on page 22.

(4)	The amounts reported represent the aggregate grant date fair value of all long-term incentive awards (restricted stock units and stock options) granted to Named Executive Officers in 2007 following the required FAS 123R compensation expense methodology. The assumptions used in calculating the FAS 123R compensation expense of the stock and stock option awards are provided in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 which is available at www.pepsico.com.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1)

	Option Awards						Stock Awards (3)
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(#) (g)		Market Value of Shares or Units of Stock That Have Not Vested($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (j)
Indra K. Nooyi		304,220			$65.00	1/31/2017	105,820	(2)	8,151,315	75,824	5,840,723
		375,000	(2)		$45.51	7/25/2016				17,974	1,384,537
		72,705			$57.50	1/31/2016				19,228	1,481,133
		77,777			$53.75	1/31/2015
	88,444				$47.25	1/31/2014
	235,379				$39.75	1/31/2013
	175,932				$50.00	1/31/2012
	375,000				$45.51	7/25/2011
	197,293				$43.50	1/31/2011
	104,125				$34.00	1/31/2010

Richard A. Goodman		41,597			$65.00	1/31/2017	15,385	(2)	1,185,107	10,286	792,331
		360			$57.50	1/31/2016	11,361		875,138
		385			$53.75	1/31/2015	12,093		931,524
	55,464				$47.25	1/31/2014
	81,458				$39.75	1/31/2013
	55,260				$50.00	1/31/2012
	10,955				$44.50	1/31/2011
	41,379				$43.50	1/31/2011
	13,013				$43.25	1/31/2010

Michael D. White		95,660			$65.00	1/31/2017	76,923	(2)	5,925,379	23,736	1,828,384
		72,705			$57.50	1/31/2016	105,820	(2)	8,151,315	17,974	1,384,537
		150,000	(2)		$43.50	1/31/2016				19,228	1,481,133
		77,777			$53.75	1/31/2015
	88,444				$47.25	1/31/2014
	235,966				$39.75	1/31/2013
	147,180				$50.00	1/31/2012
	310,603				$43.50	1/31/2011
	96,508				$34.00	1/31/2010
	180,769				$32.25	1/31/2010

John C. Compton		83,792			$65.00	1/31/2017	80,321	(2)	6,187,127	20,769	1,599,836
		150,000	(2)		$41.50	7/17/2017				12,596	970,270
		51,124			$57.50	1/31/2016				11,791	908,261
		47,799			$53.75	1/31/2015
		150,000	(2)		$39.50	7/28/2014
	42,629				$47.25	1/31/2014
	108,590				$39.75	1/31/2013
	150,000				$41.50	7/17/2012
	76,100				$50.00	1/31/2012
	82,185				$43.50	1/31/2011
	60,041				$34.00	1/31/2010
	87,296				$32.25	1/31/2010
	150,000				$39.50	7/28/2009

Albert P. Carey		52,083			$65.00	1/31/2017	34,188	(2)	2,633,502	12,857	990,375
		44,757			$57.50	1/31/2016				11,022	849,025
		46,065			$53.75	1/31/2015				11,337	873,289
	54,466				$47.25	1/31/2014
	168,262				$39.75	1/31/2013
		100,000	(2)		$41.50	7/17/2012
	100,000				$41.50	7/17/2012
	91,110				$50.00	1/31/2012
	111,398				$43.50	1/31/2011
	88,489				$34.00	1/31/2010
	56,779				$32.25	1/31/2010

Dawn Hudson	50,385				$57.50	1/31/2016				12,596	970,270
	50,791				$53.75	1/31/2015				12,698	978,127
	58,593				$47.25	1/31/2014
	2,719				$39.75	1/31/2013
	1,747				$50.00	1/31/2012
	1,592				$43.50	1/31/2011

(1)	For information on the material terms and conditions of the equity awards reported in this table, please see the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis on pages 21-23. No stock options or RSUs granted to a Named Executive Officer have been transferred to any other person, trust or entity. With the exception of the retention grants discussed in footnote 2 below, each of the stock option and performance-based RSU awards listed in the table vest three years after the Grant Date subject to continued service with PepsiCo through the vesting date and, in the case of performance-based RSUs, achievement of applicable earnings targets.

(2)	These Board-approved awards were designed to facilitate retention of leaders who are critical to business continuity and growth. The vesting periods of these awards vary by individual and were designed to facilitate retention through key business and/or career milestones. The awards have no value unless the Named Executive Officer remains employed with PepsiCo for the full vesting period and are cancelled if he or she terminates employment or retires prior to the end of the vesting period. For example, Ms. Hudson’s retention grant of 200,000 stock options, 30,769 RSUs and 46,154 RSUs which would have vested on July 18, 2012, September 15, 2011 and September 15, 2009, respectively, were forfeited in November 2007 pursuant to her separation agreement. The retention grants have the following vesting periods:

Option Awards

Name	Number of Options	Exercise Price	Vesting Period	Vesting Date	Expiration Date
I. Nooyi	375,000	$45.51	10 years	7/26/2011	7/25/2016
M. White	150,000	$43.50	10 years	2/1/2011	1/31/2016
J. Compton	150,000	$41.50	10 years	7/18/2012	7/17/2017
J. Compton	150,000	$39.50	10 years	7/29/2009	7/28/2014
A. Carey	100,000	$41.50	7 years	7/18/2009	7/17/2012

Stock Awards

Name	Number of RSUs	Vesting Period	Vesting Date
I. Nooyi	105,820	5 years	2/1/2009
R. Goodman	15,385	3 years	9/15/2009
M. White	76,923	3 years	9/15/2009
M. White	105,820	5 years	2/1/2009
J. Compton	48,193	8 years	11/17/2014
J. Compton	32,128	4 years	11/17/2010
A. Carey	17,094	5 years	11/18/2010
A. Carey	17,094	3 years	11/18/2008

(3)	The market value of unvested RSUs and unvested performance-based RSUs reflected in columns (h) and (j) have been valued by multiplying the number of unvested RSUs reflected in columns (g) and (i), respectively, by $77.03, PepsiCo’s closing stock price on December 28, 2007, the last business day of the 2007 fiscal year.

(4)	The reported awards reflect grants of performance-based RSUs which will vest and pay out based on the achievement of annual EPS targets during a three-year performance period and require that the Named Executive Officer continues to provide service to PepsiCo through the end of the performance period. However, Mr. Goodman, Mr. White and Mr. Carey, who are currently retirement eligible, would be eligible to vest into a pro-rata portion of the award at retirement. The number of shares displayed in column (i) reflects the maximum number of shares that would be earned if PepsiCo were to meet or exceed its pre-established EPS targets in each of the three years. If PepsiCo were to perform below the pre-established EPS targets in any of the three years, the number of shares earned each year would be reduced. For additional details please see the “Performance-based Restricted Stock Units” section of the Compensation Discussion and Analysis on page 22 and the 2007 Grants of Plan-Based Awards table on page 30.

2007 OPTION EXERCISES AND STOCK VESTED

	Options (1)		RSUs (2)
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Indra K. Nooyi	179,783	6,231,141	21,865	1,394,550

Richard A. Goodman	0	0	5,595	363,899

Michael D. White	77,308	2,252,624	21,865	1,394,550

John C. Compton	121,431	3,645,493	10,476	668,159

Albert P. Carey	118,753	4,222,892	13,413	855,481

Dawn Hudson	704,445	20,741,538	14,444	921,238

(1)	All stock option exercises during 2007 were executed in a manner consistent with our Exercise and Hold Policy, which is described in the “Additional Features of our Executive Compensation Programs” section of the Compensation Discussion and Analysis on page 25.

(2)	For Ms. Nooyi, Mr. White, Mr. Compton, Mr. Carey and Ms. Hudson, the amounts reported represent the value realized on the vesting of the performance-based RSUs granted in February 2004, which vested on February 1, 2007 subject to Board approval of pre-defined EPS targets for each year in a three-year performance period. A detailed overview of performance-based RSUs is provided in the “Performance-Based Restricted Stock Units” section of the Compensation Discussion and Analysis on page 22. For Mr. Goodman, the amounts reported represent the value realized on the vesting of service-based RSUs granted prior to his promotion to an executive officer position. The amounts above do not include the dividends earned and paid from the RSUs that vested. The following dividend equivalent amounts were paid out as a result of the RSUs vesting in 2007: Ms. Nooyi, $66,032; Mr. Goodman, $6,490; Mr. White, $66,032; Mr. Compton, $31,638; Mr. Carey, $40,507 and Ms. Hudson, $43,621.

2007 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Indra K. Nooyi	PepsiCo Salaried Employees Retirement Plan	14	321,180	0
	PepsiCo Pension Equalization Plan		4,094,719	0

Richard A. Goodman	PepsiCo Salaried Employees Retirement Plan	14	643,643	0
	PepsiCo Pension Equalization Plan		1,832,138	0

Michael D. White	PepsiCo Salaried Employees Retirement Plan	18	556,419	0
	PepsiCo Pension Equalization Plan		5,842,856	0

John C. Compton	PepsiCo Salaried Employees Retirement Plan	24	346,587	0
	PepsiCo Pension Equalization Plan		1,983,378	0

Albert P. Carey	PepsiCo Salaried Employees Retirement Plan	26	689,813	0
	PepsiCo Pension Equalization Plan		3,992,614	0

Dawn Hudson	PepsiCo Salaried Employees Retirement Plan	11	234,666	0
	PepsiCo Pension Equalization Plan		1,488,642	0

The Named Executive Officers participate in two pension plans: the Salaried Employees Retirement Plan (“Salaried Plan”), which is qualified under the Internal Revenue Code, and the Pension Equalization Plan (“PEP”), which is an unfunded, non-tax-qualified restoration plan. The Salaried Plan provides retirement benefits to essentially all U.S. salaried employees of the Company. The PEP restores benefits that may not be paid from the Salaried Plan due to limitations imposed by the Internal Revenue Code on qualified plan compensation or benefits. PEP benefits are payable to any salaried employee whose benefits are affected by these limits. Payment of PEP benefits to senior executives that are subject to Section 409A of the Internal Revenue Code are delayed by six months.

Both the Salaried Plan and the PEP have the same requirements for participation, benefits eligibility and vesting at five years of service. Benefits are determined using the same formula in both plans. Named Executive Officers do not receive any additional service or other enhancements in determining the form, timing or amount of their benefits.

Normal retirement benefits are payable at age 65 with five years of service. Unreduced early retirement benefits are payable as early as age 62 with 10 years of service. Reduced early retirement benefits are payable as early as age 55 with 10 years of service and are determined by reducing the normal retirement benefit by 4% for each year prior to age 62. Currently, Richard Goodman, Mike White and Al Carey have met the eligibility requirements for early retirement. See page 36 for a description of the effect of Ms. Hudson’s separation from the Company on her pension benefits.

Upon retirement, pension plan benefits are payable as a single life annuity, a single lump sum distribution, a joint and survivor annuity, or a 10-year certain annuity. The value of the single life annuity beginning at a Named Executive Officer’s normal retirement date is determined by the following formula:

•	3% for each year of service up to 10 years, plus 1% for each year of service in excess of 10, multiplied by the executive’s highest consecutive five-year average monthly earnings;

•

reduced by 0.43% of the executive’s highest consecutive five-year average monthly earnings up to his or her monthly Social Security Covered Compensation, multiplied by the executive’s years of service up to 35.

Pensionable earnings include base salary and annual incentive awards. Awards of stock options, restricted stock units and performance-based long-term cash are not considered when determining pension benefits.

All salaried employees of the Company, including Named Executive Officers, who become disabled after 10 years of service and remain disabled until retirement, will receive service credit under the pension plan for their period of disability.

All salaried employees of the Company, including Named Executive Officers, are entitled to the following benefits if they die before payments are scheduled to begin:

•	The spouse of an employee who has five years of service is entitled to 25% of the benefits the employee would have received if employment had continued to age 65.

•	Alternatively, the spouse of an employee who is retirement eligible is entitled to a pension equal to 50% of the spouse’s pension, if greater than the benefit described above.

•

All employees who are retirement eligible are also entitled to a one-time payment equal to the lump sum benefit accrued at death, offset by the value of any surviving spouse’s pension that might be payable. (This special death benefit is paid by the Company; it is not an accrued benefit payable from the Salaried Pension Plan.)

A participant with five or more years of service who terminates employment prior to attaining age 55 and completing ten years of service is entitled to a deferred vested pension benefit. The deferred vested benefit is equal to the basic formula prorated by a fraction, the numerator of which is the participant’s credited years of service at termination of employment and the denominator of which is the participant’s potential years of credited service had the participant remained employed to age 65. Deferred vested benefits are payable commencing at age 65. However, a participant may elect to commence benefits as early as age 55 on an actuarially reduced basis to reflect the longer payment period.

The present value of the accumulated retirement benefits reported in column (d) of the 2007 Pension Benefits table represents the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the measurement date of September 2007. These amounts have been calculated using actuarial methods and assumptions (as shown below) in the fiscal year-end valuation under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions with the assumption, required by the Securities and Exchange Commission’s disclosure rules, that each Named Executive Officer remains in service until retiring at the earliest date when unreduced retirement benefits are available (i.e., age 62):

•	Discount rate of 6.15%; and

•	Benefits will be converted to lump sums based on the following interest rates in effect at retirement: 5.11% in 2008, grading to 5.55% in 2012.

2007 NON-QUALIFIED DEFERRED COMPENSATION  (1)

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
(a)	(b)	(c)	(d)	(e)	(f)

Indra K. Nooyi	0	0	1,171,341	0	10,935,189

Richard A. Goodman	0	0	72,794	0	1,409,918

Michael D. White	150,000	0	3,639	0	153,639

John C. Compton	0	0	538,893	0	2,864,081

Albert P. Carey	0	0	0	0	0

Dawn Hudson	0	0	0	0	0

(1)	The deferred compensation balances reported in column (f) represent previously earned compensation that employees voluntarily chose to defer into PepsiCo’s executive deferral program. The executive deferral program is a non-qualified and unfunded program in which the account balances are unsecured and at risk, meaning that balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. At the time of election to defer, executives are required to choose to receive future payments on either a specific date or upon separation from service (i.e., termination or retirement). The Company does not match any employee deferral or guarantee a return. Payments are made in cash and may be received as a lump sum or in installments (quarterly, semi-annually or annually) over a period up to 20 years. Notwithstanding a participant’s payment election, deferrals are paid at the time of termination in cases when termination (other than retirement) occurs prior to the elected payment date. Any payments to senior executives that are subject to Section 409A of the Internal Revenue Code are delayed six months following separation from service. Executives have one opportunity to voluntarily delay their original payment date, provided they make this choice at least twelve months prior to the original payment date and payment of amounts subject to Section 409A of the Internal Revenue Code is delayed for at least five years. For additional detail on PepsiCo’s executive deferral programs, refer to the “Executive Deferral” section of the Compensation Discussion and Analysis on page 24.

(2)	Deferral balances of Named Executive Officers were earned based on the following phantom funds in 2007 which earned the following rates of return: (i) PepsiCo Common Stock Fund: 23.7%, (ii) Defined AFR Fund: 5.9%, (iii) Fidelity Equity Income Fund: 1.4%, (iv) Fidelity Diversified International Fund: 16.0%, (v) Vanguard Large Cap Equity Index Fund: 5.5%, (vi) Vanguard Mid-Cap Index Fund: 6.2%, (vii) Dodge & Cox Fixed Income Fund: 4.7% and (viii) Security Plus: 5.2%.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Termination of Employment/Retirement

None of our Named Executive Officers has any arrangement that provides for severance payments or benefits, except for Ms. Hudson, with whom the Company entered into a separation agreement in November 2007 in connection with her departure from the Company.

Ms. Hudson resigned her position as President & CEO of Pepsi-Cola North America on November 5, 2007 and, at the conclusion of a transition period ending on February 15, 2008, ended her employment with the Company. In connection with her departure, Ms. Hudson received a $4.1 million cash payment and the Company accelerated the vesting of her 2005 and 2006 annual option and performance-based RSU awards, with these performance-based RSU awards remaining subject to the subsequent achievement of pre-established annual EPS performance targets. These accelerated options and performance-based RSUs had an aggregate intrinsic value of $3.6 million at the time of acceleration when Ms. Hudson resigned her position on November 5, 2007. In exchange for these benefits, Ms. Hudson released the Company from all claims and agreed not to disclose the Company’s confidential information, compete against the Company or solicit the Company’s employees for a two-year period. Ms. Hudson forfeited options, RSUs and performance-based long-term cash incentives with an aggregate value of $13.4 million when she resigned her position on November 5, 2007. As Ms. Hudson is leaving prior to meeting the requirements for early or normal retirement, she remains eligible only for a deferred vested pension benefit.

In the event a Named Executive Officer retires, terminates or resigns from PepsiCo for any reason as of the fiscal year end, he or she would be entitled to:

•	the pension value disclosed in column (d) of the 2007 Pension Benefits table on page 33 and

•	the non-qualified deferred compensation balance disclosed in column (f) of the 2007 Non-Qualified Deferred Compensation table on page 35.

In addition, our performance-based long-term cash awards fully vest upon retirement (at least age 55 with 10 or more years of service). Our long-term incentive equity awards contain provisions that accelerate vesting of option and RSU awards on a pro-rata basis upon retirement from age 55 through age 61 and that fully accelerate vesting of option and RSU awards upon death, disability or retirement on or after age 62. Even after vesting, performance-based RSUs remain subject to achievement of pre-established EPS performance targets. In contrast, for retention grants, no accelerated vesting occurs upon retirement and only a pro-rata portion would have accelerated vesting in the event of death or long term disability.

The following table sets forth, for each Named Executive Officer, the value of the unvested options, RSUs, accrued dividends on RSUs, and performance-based long-term cash awards that would vest if his or her employment terminated on December 28, 2007, the last business day of the 2007 fiscal year, due to termination, retirement, death or long-term disability:

	Termination/Retirement ($ in millions)*		Death/Long-Term Disability ($ in millions)*
Name	Accelerated Vesting	Unvested/Forfeited	Accelerated Vesting	Unvested/Forfeited
I. Nooyi	0.0	36.3	30.2	6.1
R. Goodman	2.2	2.5	4.0	0.7
M. White	6.8	22.8	22.7	6.9
J. Compton	0.0	24.4	15.3	9.1
A. Carey	4.0	8.0	10.0	2.0

*	The options and RSUs were valued at a price of $77.03, PepsiCo’s closing stock price on December 28, 2007, the last business day of the 2007 fiscal year. Amounts do not include the value of vested options that have already been earned. For a list of vested options that have already been earned, please see the 2007 Outstanding Equity Awards at Fiscal Year End table on page 31.

Change in Control

As described in the Compensation Discussion and Analysis on page 24, all options and RSU grants made prior to 2007 vest upon a change in control of PepsiCo, and, if the participant is terminated without cause within two years thereafter, the participant will receive a payment equal to the Black-Scholes value of any pre-2007 options outstanding at that time. For all grants beginning in 2007, PepsiCo implemented “double trigger” vesting, meaning unvested options and RSUs only vest if the participant is terminated without cause or resigns for good reason within two years following a change in control of PepsiCo or if the acquirer fails to assume or replace the outstanding awards.

The following table shows (i) the value of stock options, RSUs and accrued dividends on RSUs that would vest upon a change-in-control of PepsiCo without termination of employment and (ii) the incremental value of the stock options, RSUs and accrued dividends on RSUs that would vest upon a Named Executive Officer’s termination without cause or for good reason at the time of the change in control plus the excess of the Black-Scholes value above the intrinsic value of already vested options that would become payable at that time. The combination of columns (i) and (ii) below results in a maximum change-in-control benefit listed in column (iii).

	Change In Control ($ in millions)
	(i)	(ii)	(iii)
Name	Total Benefit: Change in Control Only*	Incremental Benefit: Qualifying Termination upon Change in Control**	Total Benefit: Qualifying Termination upon Change in Control ((i) plus (ii)) **
I. Nooyi	26.7	12.2	38.9
R. Goodman	3.1	1.3	4.4
M. White	25.9	4.6	30.5
J. Compton	21.4	4.0	25.4
A. Carey	10.0	2.5	12.5

*	Assumes that the change in control occurred on December 28, 2007, the last business day of the 2007 fiscal year. The options and RSUs were valued based on PepsiCo’s $77.03 closing stock price on December 28, 2007. Amounts do not include vested options that have already been earned due to continued service. For a list of vested options that have already been earned, please see the 2007 Outstanding Equity Awards at Fiscal Year End table on page 31.

**	Assumes that both the change in control and termination occurred on December 28, 2007, the last business day of the 2007 fiscal year. The options and RSUs were valued based on PepsiCo’s $77.03 closing stock price on December 28, 2007. In addition, vested and unvested options granted prior to 2007 include the excess of the Black-Scholes value above the intrinsic value. The Black-Scholes value of the pre-2007 options is calculated using assumptions for the calculation of the FAS 123R compensation expense as provided in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 which is available at www.pepsico.com. Amounts do not include vested options that have already been earned due to continued service. For a list of vested options that have already been earned, please see the 2007 Outstanding Equity Awards at Fiscal Year End table on page 31.

2007 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving as directors. Non-employee directors receive the compensation described below.

Annual Compensation.    Effective October 1, 2007, all active non-employee directors receive an annual cash retainer of $100,000 and an annual equity award of $150,000. Committee chairs and the Presiding Director, who does not serve as a committee chair, receive an additional $20,000 annual retainer for the supplemental duties associated with their additional responsibilities. Directors may elect to receive their retainer in cash or defer their retainer into phantom units of PepsiCo Common Stock, which are payable in cash at the end of the deferral period selected by the directors. The $150,000 annual equity award consists of phantom units of PepsiCo Common Stock which are payable on the first day of the calendar quarter following the first anniversary of the director’s retirement or resignation from PepsiCo’s Board of Directors. The number of phantom units of PepsiCo Common Stock granted to each director on October 1, 2007 was determined by dividing the $150,000 equity award value by the closing price of PepsiCo Common Stock on the date of grant. As such, each active director was granted 2,027 phantom stock units. Prior to 2007, the annual equity grant to non-employee directors had a grant value of $100,000. In 2006, the annual equity grant was equally split between stock and stock options and, before that, it was equally split between RSUs and stock options. The Board increased the grant value of the annual equity grant and eliminated stock option and stock grants in order to align with current market practice.

Directors are reimbursed for expenses incurred to attend Board and committee meetings. Directors do not receive any meeting fees, nor do they have a retirement plan or receive any benefits such as life or medical insurance. Directors do receive insurance coverage for business travel and accident. Directors are eligible for PepsiCo Foundation gifts to charity and matching of charitable contributions, both of which are generally available to all PepsiCo employees.

Initial Share Grant.    All newly appointed non-employee directors receive a one-time grant of 1,000 shares of PepsiCo Common Stock when they join the Board. These shares must be held until they leave the Board.

Governance Features.    Our compensation program for non-employee directors operates with the following governance features which are similar to programs for executive officers as described on page 25 of the Compensation Discussion and Analysis:

Stock Ownership.    To reinforce our ownership philosophy, non-employee directors are required to own shares of PepsiCo stock equal to $200,000. PepsiCo shares or equivalents held directly by the non-employee director (or immediate family members), deferred compensation account, or in a trust for the benefit of immediate family members, count towards satisfying the requirement. Unexercised stock options and unvested restricted stock units do not count towards satisfying the requirement. Non-employee directors have five years from their appointment to meet their ownership guideline requirement. All of our non-employee directors have met or are in a position to meet their objectives within the five-year time requirement.

Exercise and Hold Policy.    To ensure that non-employee directors exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy. Under this policy, annual option exercises for cash are limited to 20% of pre-tax gains on all vested outstanding options as of February 1 of that year. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the date of exercise.

Clawback Provision.    Under the terms of our long-term incentive plans, non-employee directors who violate PepsiCo’s Worldwide Code of Conduct, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in gross misconduct may be subject to financial consequences. Our long-term incentive plans permit PepsiCo to cancel a non-employee director’s outstanding equity awards, including both vested and unvested awards, if PepsiCo determines that the non-employee director has committed any such violation. The long-term incentive plans also permit PepsiCo to claw back all gains from exercised stock options and vested RSUs received within the 12 months preceding the violation.

Hedging.    Our insider trading policy prohibits non-employee directors from using any strategies or products (e.g. derivative securities or short-selling techniques) to hedge against the potential changes in the value of PepsiCo stock.

Trading Windows.    Non-employee directors can only purchase and sell PepsiCo stock and exercise stock options during approved trading windows.

2007 Non-Employee Director Compensation.    The following table summarizes the compensation of the non-employee directors for the fiscal year ended December 29, 2007.

Name (a)	Fees Earned or Paid in Cash ($)(3) (b)		Stock Awards ($)(5)(6) (c)	Option Awards ($)(5) (d)	Non-Equity Incentive Plan Compen- sation($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings($) (f)	All Other Compen- sation($)(7) (g)	Total($) (h)
Dina Dublon	100,000		166,665	26,241	0	0	21,255	314,161

Victor J. Dzau	100,000		172,925	19,112	0	0	1,744	293,781

Ray L. Hunt	120,000		166,665	42,258	0	0	1,255	330,178

Alberto Ibarguen	100,000		166,665	19,112	0	0	1,255	287,032

Arthur C. Martinez	128,333	(4)	185,902	19,112	0	0	22,839	356,186

Sharon P. Rockefeller	128,333	(4)	166,665	42,258	0	0	21,255	358,511

James J. Schiro	120,000		166,665	42,258	0	0	1,255	330,178

Daniel Vasella	100,000		185,902	19,112	0	0	2,839	307,853

John F. Akers (1)	0		48,722	33,813	0	0	10,717	93,252

Robert E. Allen (1)	0		29,485	56,959	0	0	264	86,708

Franklin A. Thomas (1)	0		39,104	45,386	0	0	491	84,981

Cynthia M. Trudell (2)	0		35,902	33,813	0	0	0	69,715

(1)	Effective May 2, 2007, Mr. Akers, Mr. Allen and Mr. Thomas retired from the Board of Directors.

(2)	Effective February 2, 2007, Ms. Trudell retired from the Board of Directors and became the SVP of Human Resources and Chief Personnel Officer of PepsiCo.

(3)	In 2007, the following directors elected to defer cash compensation into the Director’s Fee Deferral Plan: V. Dzau, A. Ibarguen, D. Vasella deferred their $100,000 retainer into 1,351 phantom units of PepsiCo Common Stock equivalents; and R. Hunt, A. Martinez and J. Schiro deferred their $120,000 retainer into 1,621 phantom units of PepsiCo Common Stock equivalents.

(4)	In May 2007, Arthur Martinez assumed the Chair of the Compensation Committee and Sharon Rockefeller assumed the role of Presiding Director. As a result of this change, Mr. Martinez and Ms. Rockefeller received a pro-rated payment of $8,333 for providing service as a committee chair between May and September 2007.

(5)	Stock awards represent the FAS 123R expense related to phantom stock units and restricted stock units, and stock option awards represent the FAS 123R expense related to stock option grants for which, in both cases, PepsiCo recorded a 2007 compensation expense. Under the required FAS 123R methodology, the compensation expense reflected in columns (c) and (d) are for grants made in 2007 and grants made in prior years which continue to be expensed in 2007. The assumptions used in calculating the FAS 123R compensation expense of the option and stock awards are provided in the Company’s Annual Report on Form 10-K for the applicable fiscal years which are available at www.pepsico.com. The expense reflected in column (c) includes $150,000 of the phantom stock units granted on October 1, 2007.

The number of vested and unvested stock options and unvested RSUs held by each non-employee director at fiscal year end 2007 is shown below:

Name	Number of Vested Options	Number of Unvested Options	Number of Unvested RSUs
D. Dublon	0	7,958	881
V. Dzau	0	6,588	1,224
R. Hunt	71,357	6,588	881
A. Ibarguen	0	6,588	881
A. Martinez	30,097	6,588	881
S. Rockefeller	37,502	6,588	881
J. Schiro	22,859	6,588	881
D. Vasella	16,869	6,588	881
J. Akers	43,602	0	0
R. Allen	49,632	0	0
F. Thomas	29,760	0	0
C. Trudell	25,454	0	0

(6)	All deferred compensation balances (including cash retainers deferred on a voluntary basis and the phantom stock unit annual equity award) are automatically invested in PepsiCo phantom stock units. 2007 total earnings on the director deferral balances were as follows:

•	D. Dublon: $10,787

•	V. Dzau: $63,395

•	R. Hunt: $214,707

•	A. Ibarguen: $56,438

•	A. Martinez: $272,636

•	S. Rockefeller: $3,831

•	J. Schiro: $93,370

•	D. Vasella: $29,563

•	J. Akers: $31,431

•	R. Allen: $52,607

•	F. Thomas: $27,034

•	C. Trudell: $37,457

The earnings are based on changes in the stock price over the course of the year and reinvested dividends. The earnings reported for Mr. Akers, Mr. Allen, Mr. Thomas and Ms. Trudell are through their retirement dates from the Board of Directors.

(7)	The amounts reported in this column include accrued dividends earned in 2007 on unvested restricted stock units and PepsiCo Foundation matching gift contributions. PepsiCo Foundation matching gift contributions are available to all full-time PepsiCo employees, PepsiCo retirees, non-employee directors of PepsiCo and spouses of eligible individuals. Under the matching gift program, the PepsiCo Foundation matches cash or stock donations to recognized tax-exempt organizations, with PepsiCo Foundation annual contributions capped at $10,000 or $20,000 if an eligible individual provides significant and continuous ongoing voluntary services to a tax-exempt organization in addition to their financial contribution. The following directors had PepsiCo Foundation matching contributions: Ms. Dublon, $20,000; Mr. Martinez, $20,000; Ms. Rockefeller, $20,000; and Mr. Akers, $10,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information as of December 29, 2007 with respect to the shares of PepsiCo Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders (1)	81,913,908	(2)	$49.79	(6)	67,479,942	(3)

Equity compensation plans not approved by security holders (4)	33,706,672		$42.76	(6)	—

Total (5)	115,620,580		$47.60	(6)	67,479,942

(1)	Includes the 2007 Long-Term Incentive Plan (the “2007 LTIP”), the 2003 Long-Term Incentive Plan (the “2003 LTIP”) and the 1994 Long-Term Incentive Plan.

(2)	This amount includes 7,369,928 restricted stock units that, if and when vested, will be settled in shares of PepsiCo Common Stock.

(3)	The shareholder-approved 2007 LTIP is the only equity compensation plan under which PepsiCo currently issues equity-based award. As of May 2, 2007, the 2007 LTIP superseded the Company’s prior plan, the shareholder-approved 2003 LTIP, and no further awards were made under the 2003 LTIP. The 2007 LTIP permits the award of stock options, stock appreciation rights, restricted and unrestricted shares, restricted stock units and performance shares and units. As approved by shareholders, the 2007 LTIP authorizes a number of shares for issuance equal to 65,000,000 plus the number of shares underlying awards under the Company’s prior equity compensation plans which are cancelled or expire after May 2, 2007 without delivery of shares.

(4)	Includes the 1995 Stock Option Incentive Plan, the SharePower Stock Option Plan and the Director Stock Plan, each of which is described below.

(5)	The table does not include information for equity compensation plans assumed by PepsiCo in connection with PepsiCo’s merger with The Quaker Oats Company. Those plans include the Quaker Long Term Incentive Plan of 1990 and the Quaker Long Term Incentive Plan of 1999 (collectively, the “Quaker Plans”). As of December 29, 2007, a total of 557,204 shares of PepsiCo Common Stock were issuable upon the exercise of outstanding options which were granted under the Quaker Plans prior to the merger with PepsiCo. The weighted average exercise price of those options is $22.45 per share. An additional 34,527 shares of PepsiCo Common Stock which are related to awards issued under the Quaker Plans prior to the merger have been deferred and will be issued in the future. No additional options or shares may be granted under the Quaker Plans.

(6)	Weighted average exercise price of outstanding options only.

Material Features of Plans Not Approved by Shareholders

1995 Stock Option Incentive Plan (the “SOIP”).    The SOIP was adopted by the Board of Directors on July 27, 1995. Under the SOIP, stock options were granted to middle management employees generally based on a multiple of base salary. SOIP options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SOIP options generally become exercisable at the end of three years and have a ten-year term. At year-end 2007, options covering 19,569,516 shares of PepsiCo Common Stock were outstanding under the SOIP. As of May 7, 2003, no further awards were made under the SOIP. The SOIP is included as Exhibit 10.14 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

SharePower Stock Option Plan (the “Share Power Plan”).    The SharePower Plan was adopted by the Board of Directors on July 1, 1989. Under the SharePower Plan, options were generally granted each year to virtually all of our full-time employees based on a formula tied to annual earnings and tenure. Each year, the Board of Directors authorized the number of shares required to grant options under the SharePower formula. SharePower options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SharePower options generally become exercisable after three years and have a ten-year term. At year-end 2007, options covering 13,740,408 shares of PepsiCo Common Stock were outstanding under the SharePower Plan. As of May 7, 2003, no further awards were made under the SharePower Plan and it was superseded by the 2003 LTIP. SharePower awards are currently made under the 2007 LTIP. The SharePower Plan is included as Exhibit 10.13 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

Director Stock Plan.    The Director Stock Plan was adopted by the disinterested members of the Board of Directors on July 28, 1988. Under the Director Stock Plan, stock options were granted and shares of PepsiCo Common Stock were issued to non-management directors. Options granted under the plan were immediately exercisable and have a ten-year term. As of year-end 2007, options covering 396,748 shares of PepsiCo Common Stock were outstanding under the Director Stock Plan. As of May 7, 2003, no further awards were made under the Director Stock Plan and it was superseded by the 2003 LTIP. The Director Stock Plan is included as Exhibit 4.3 in Post-Effective Amendment No. 6 to the Form S-8 related to such plan, filed with the Securities and Exchange Commission on September 4, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. We received written representations from each such person who did not file an annual statement with the SEC on Form 5 that no Form 5 was due. To the best of PepsiCo’s knowledge, in 2007, all required forms were filed on time with the Securities and Exchange Commission, except for a Form 4 for Cynthia Trudell to report one transaction that was not timely filed. In addition, Victor Dzau’s Form 3 filing was amended to report shares of PepsiCo stock that were omitted from the original Form 3 filing.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS (PROXY ITEM NO. 2)

The Audit Committee engaged KPMG LLP (“KPMG”) as PepsiCo’s independent registered public accountants for 2008, subject to ratification by shareholders. KPMG has served as PepsiCo’s independent auditors since 1990.

Representatives of KPMG will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG as PepsiCo’s independent registered public accountants for 2008.

SHAREHOLDER PROPOSALS

If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer's name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

BEVERAGE CONTAINER RECYCLING (PROXY ITEM NO. 3)

As You Sow, 311 California Street, Suite 510, San Francisco, CA 94104, who owns 118 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“WHEREAS: PepsiCo has repeatedly emphasized its commitment to environmental leadership. However, most Pepsi beverage containers in the U.S. continue to be landfilled, incinerated or littered, thereby contributing to depletion of natural resources, environmental pollution, and reducing the U.S. supply of plastic bottle and aluminum can feedstocks for recycling.

We are pleased that PepsiCo met its goal to incorporate 10% recycled content resin into its plastic beverage containers in North America by year-end 2005, and has maintained this goal for 2007. In addition, PepsiCo has joined with its beverage industry peers to form the Beverage Packaging Environmental Council (BPEC) in order to study declining beverage container recovery rates. However, BPEC has failed to adopt a public, quantitative beverage container recovery goal.

We believe both recycled content and container recovery goals are essential to an effective recycling strategy.

Unfortunately, the U.S. recycling rates for beverage containers have declined significantly in recent years. The Container Recycling Institute (CRI) estimates that the recovery rate for PET plastic beverage containers declined from 38% in 1995 to 22% in 2004, the most recent year for which data is available. CRI also reports, based on data from the Aluminum Association and the U.S. Department of Commerce, that the aluminum can recycling rate fell from 65% in 1992 to 45% in 2005.

Yet, significantly higher container recovery rates are possible. In 11 U.S. states with container deposit legislation (or bottle bills), beverage container recycling rates of 70% and higher are being achieved, levels on average three times as high as in states without deposits. In Norway and Sweden, beverage companies have achieved container recovery rates of 80% and higher.

Nevertheless, PepsiCo and beverage industry peers actively oppose container deposit systems without putting forth a sustainable plan capable of achieving comparable U.S. recovery rates.

BE IT RESOLVED THAT Shareowners of PepsiCo request that the board of directors review the efficacy of its container recycling program and prepare a report to shareholders, by September 1, 2008, on a recycling strategy that includes a publicly stated, quantitative goal for enhanced rates of beverage container recovery and recycling in the U.S. The report, to be prepared at reasonable cost, may omit confidential information.

SUPPORTING STATEMENT

We believe the requested report is in the best interest of PepsiCo and its shareholders. Leadership in this area may protect the Pepsi brands and improve the company's reputation. We anticipate that the report will detail the means and feasibility of achieving, as soon as practicable, a sustainable, quantitative, beverage container recovery goal. The report should:

•	explain PepsiCo's efforts to work with peers to establish industry-wide container recycling goals;

•	identify factors that have contributed positively to any PepsiCo or third-party beverage container recovery programs worldwide that are achieving recovery rates in excess of 60%; and

•

include a cost-benefit analysis of the different container recovery options available, such as curbside and drop-off recycling, drop-off programs, container deposit systems, and voluntary company and industry programs.

If you AGREE, please mark your proxy FOR this resolution."

Response:    PepsiCo is proud of its efforts in support of recycling. Beverage containers, which represent less than 2% of the Municipal Solid Waste Stream according to the US Environmental Protection Agency, remain America’s most recycled consumer packaging. Recycling rates have marginally increased overall in the last three years. However, we fully agree that more needs to be done to recover containers.

PepsiCo has taken strong steps to increase recycling, including:

•	Making sure our beverage containers are specifically designed to be recycled easily in current recycling systems.

•	Supporting beverage container recovery financially. Each year PepsiCo and its bottlers spend millions of dollars in support of beverage container recovery.

•	Developing a market for recovered containers, including using post consumer recycled aluminum and plastic in our new containers, saving millions of pounds of material each year.

•	Working with the National Recycling Coalition and other industry leaders on new programs that promote consumer recycling.

Since the United States’ recycling system is not managed or under the auspices of PepsiCo, requiring PepsiCo to report on industry-wide goals is not feasible. Deposit systems, as referenced by the resolution, place extraordinary new costs on our bottlers, retail customers and consumers without having a commensurate impact on the environment.

PepsiCo believes we need a multi-faceted and comprehensive approach to recycling that includes public education, government partnership and enhancement of infrastructure, as well as public policy changes and model programs. These efforts require public-private partnerships, community engagement and on-going input and cooperation from a variety of stakeholders. Our strategy reaffirms our continued long term commitment to increase recycling and our belief in a shared responsibility in supporting the recycling of beverage containers.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

REPORT ON IMPACTS OF GENETICALLY ENGINEERED PRODUCTS (PROXY ITEM NO.4)

The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian Michigan 49221-1793, 22046, who own 45 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“RESOLVED:    Shareholders request that an independent committee of the Board review Company policies and procedures for monitoring genetically engineered (GE) products and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the annual meeting on the results of the review, including:

(i)	potential of GE contamination to affect Company product integrity;

(ii)	evidence of independent long-term safety testing of GE crops, organisms, or products thereof;

(iii)	contingency plans for removing GE ingredients from the company’s products should circumstances so require

Supporting Statement

Pepsico products contain corn, rice, canola and soy, potentially GE.

Safety concerns

•

Analysis of Rat Feeding Study with GE Maize Mon 863 (Archives of Environmental Contamination and Toxicology 3/15/07) concluded, “with the present data it cannot be concluded that GM corn MON863 is a safe product.”

•

Research shows huge variation in Bt toxin in GM maize (MON810). Variation [in the Bt toxin] found on the same field on the same day could differ by a factor of as much as 100. This agrees with a study published 4/07. http://www.gene.ch/genet/2007/May/msg00060.html

•

The Australian GE Pea study, (J. Agri. Food Chem 2005 53, 9023-9030) concluded, “[T]ransgenic expression of non-native proteins in plants may lead to the synthesis of structural variants possessing altered immunogenicity.”

•

The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences] 7/2004) states: “there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food…” (p.15) Post-marketing surveillance has not been used to evaluate any of the GE crops currently on the market (p. 153)

•	Producers of GE-seeds are merely encouraged to have voluntary safety consultations with the FDA. The FDA does not issue assurances as to the safety of these products.

•

Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system. Permits for growing pharma-safflower and pharma-rice were submitted for 2007 planting in Kansas and Washington.

Court rulings call into question the adequacy of USDA’s oversight of GE crops

•	Judge Breyer in Federal Dist. Court ruled US Department of Agriculture (USDA) failed to adequately assess potential environmental impact of GE-alfalfa (2/13/07)

•

US Judge Kenry Kennedy ordered USDA to more thoroughly review applications for field trials. USDA insufficiently reviewed GF-bentgrass, the pollen of which traveled as far as 12 miles from the test plot. (2/5/07)

•	Federal District Court ruled that USDA’s permitting of drug-producing genetically engineered crops in Hawaii violated the Endangered Species Act and the National Environmental Policy Act. (8/10/06)

Mistakes

•	USDA reported 3/9/07) that testing of the Clearfield 131 (CL131) rice seed had “confirmed the presence of trace levels or genetic material not yet approved for commercialization.”

•	Unapproved Liberty Link long-grain rice contaminated U.S. rice supplies (Reuters 8/28/05).

•	Between 2001-2004, approximately 15,000 hectares (150 square kilometers) in four US states were planted with unapproved Bt10 corn. (New Scientist 3/23/2005)”

Response:    PepsiCo is dedicated to producing high quality, great tasting food and beverage products in every part of the world. PepsiCo strives to ensure all products meet or exceed stringent safety and quality standards and uses only ingredients that are safe and approved by applicable government and regulatory authorities. Approval of genetically modified foods differs from country to country regarding both use and labeling. For this reason, PepsiCo adheres to all relevant regulatory requirements regarding the use of genetically modified food crops and food ingredients within the countries it operates.

The United States Food and Drug Administration (FDA) has concluded that approved foods developed through biotechnology, such as corn, are as safe for consumption as traditionally developed foods and may be used as ingredients in other foods in the United States. This finding is supported by significant scientific consensus. As a result, along with most other food companies in the United States, PepsiCo has products that may contain genetically engineered ingredients. PepsiCo’s use of these genetically engineered ingredients is fully compliant with FDA requirements and we have strong practices and protocols in place to ensure that only ingredients approved by the FDA as safe are used in our products.

To avoid contamination by crops not approved for food ingredients, PepsiCo tests ingredients and works closely with its suppliers and regulatory authorities. To address any potential issues, PepsiCo maintains a robust traceability and retrieval process. We also closely monitor and carefully follow government safety regulations. Our priority is to ensure the safety of our products, including the integrity of all ingredients used in PepsiCo products.

The issue of genetically engineered crops and ingredients has been extensively studied and continues to be researched by scientists. As PepsiCo maintains its own high safety standards and relies on government agencies worldwide to effectively regulate food standards, we do not believe the report requested by the proponents would serve any significant purpose to promote safety.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

RIGHT TO WATER POLICY (PROXY ITEM NO.5)

Unitarian Universalist Committee, 689 Massachusetts Avenue, Cambridge, MA 02139, who own 1600 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“WHEREAS

Water is the number one ingredient in our company’s beverage products, and therefore water quality and quantity is vital for PepsiCo’s success.

PepsiCo utilizes natural water resources in the global community to benefit the creation and development of our beverage products.

In 2003, our company’s water-use license was revoked in Pudussery, India due to accusations that PepsiCo bottling plants were over-consuming and depleting community groundwater.

Over-consuming and depleting community groundwater is in direct violation of the Human Right to Water that the UN Committee on Economic, Social and Cultural Rights defined as all people’s right to safe, sufficient, acceptable, physically accessible and affordable water for personal and domestic use.

PepsiCo conducts business in countries that have constitutional provisions protecting the Human Right to Water, and other countries, such as India and South Africa, which enforce the Human Right to Water through the right to healthy environment and the right to life.

The UN High Commissioner for Human Rights has issued a report on the scope of the human rights obligations related to equitable access to safe drinking water and sanitation, and her comments place responsibility for ensuring this level of access is not only on governments, but on private water providers and bottlers.

We believe that global corporations operating without strong human rights and environmental policies face serious risks to their reputation and share value if they are seen to be responsible for, or complicit in, human rights violations, specifically the violation or erosion of the human right to water.

We believe that significant commercial advantages may accrue to our company by adopting a comprehensive Human Right to Water policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and lawsuits;

BE IT RESOLVED that the shareholders request the Board of Directors to create a comprehensive policy articulating our company’s respect for and commitment to the Human Right to Water.

SUPPORTING STATEMENT

Proponents believe the policy should address potability, volume, physical accessibility and affordability of water. In defining “human rights,” proponents suggest that the Board could use the Universal Declaration of Human Rights as nonbinding benchmark or reference document.”

Response: PepsiCo recognizes the importance of water to our business, the communities in which we operate and the citizens of the world. PepsiCo has had a long history of strong conservation programs within our operations with identified goals to reduce consumption per unit of production. In addition, we support programs to increase and improve water supply quantity and quality in the communities where we operate, working closely with local governments and citizen organizations. We are also partnering with major organizations to improve water access and management in water-stressed regions. Recently, PepsiCo and the PepsiCo Foundation partnered on two major initiatives focused on clean water initiatives in Africa, Asia and South America. The PepsiCo Foundation’s $6 million multi-year commitment to the Earth Institute and PepsiCo’s $2.5 million commitment to H20 Africa will focus on improving water access, water productivity and improving sanitary conditions. As a signatory of the United Nations CEO Water Mandate, PepsiCo is working globally to help address water issues.

Our activities and commitments demonstrate our support for the United Nations World Health Organization (WHO) human right to water goals. Instead of developing a separate and unenforceable PepsiCo policy to guarantee a Human Right to Water as requested by the proponents, we feel it would be much more effective to continue to concentrate on working on important global public-private partnerships that further access to sanitary water.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

GLOBAL WARMING REPORT (PROXY ITEM NO.6)

Action Fund Management, LLC, 12309 Briarbush Lane, Potomac, MD 20854, who own 1425 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“Resolved: The shareholders request that the Board of Directors prepare by October 2008, at reasonable expense and omitting proprietary information, a Global Warming Report. The report may describe and discuss how action taken to date by PepsiCo to reduce its impact on global climate change has affected global climate in terms of any changes in mean global temperature and any undesirable climatic and weather-related events and disasters avoided.

Supporting Statement:

PepsiCo says on its web site that it supports action on global warming. PepsiCo is a member of the U.S. Climate Action Partnership (USCAP), a group that lobbies for global warming regulation.

But scientific data show that atmospheric levels of carbon dioxide, the greenhouse gas of primary concern in global warming, do not drive global temperature. See e.g.,

http://youtube.com/watch?v=XDI2NVTYRXU.

Even assuming for the sake of argument that atmospheric carbon dioxide levels affect global temperatures, the U.S. Environmental Protection Agency recently projected that U.S. regulation of manmade greenhouse gas emissions would have a trivial impact on atmospheric concentrations of carbon dioxide over the next 90 years. See e.g.,

http://www.epa.gov/climatechange/PepsiConloads/s1766analysispart1.pdf and

http://www.junkscience.com/ByTheJunkman/20071004.html.

So U.S. greenhouse gas regulation is not likely to discernibly affect global climate in the foreseeable future.

Global warming regulation is expected to harm the economy. The Congressional Budget Office, U.S. Department of Energy and prominent economists such as Alan Greenspan, Arthur Laffer and Greg Mankiw all say that cap-and-trade – a type of greenhouse gas regulation promoted by USCAP – would reduce economic growth. See e.g., http://ww.junkscience.com/failure to disclose.pdf.

Shareholders want to know how PepsiCo’s actions relating to global warming may be improving global climate.”

Response:    PepsiCo recognizes worldwide scientific and policy concerns regarding global climate challenges. As such, we have participated in discussions with other corporations and governments, as well as non-governmental organizations, seeking to better understand trends and develop appropriate actions. We have actively pursued internal efforts to reduce our environmental impact and have set goals to reduce water and energy consumption. PepsiCo believes inactivity on this issue will result in greater costs. PepsiCo is actively engaged in reducing its environmental footprint which is both good for the world and good for business.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

ADVISORY VOTE ON COMPENSATION (PROXY ITEM NO.7)

TIAA-CREF, 730 Third Avenue, New York, NY 10017, who own 18,210,633 shares of the Company’s common stock, has submitted the following:

“RESOLVED,    that the shareholders of the PepsiCo (“the Company”) recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company management, seeking an advisory vote of shareholders to ratify and approve the board Compensation Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

Supporting Statement

The recent amendments to the Securities and Exchange Commission’s rules governing the disclosure of executive compensation are intended to provide shareholders with clearer and more complete information about the Company’s compensation policies, goals, metrics, rationale and cost. The new rules should enable shareholders to make an informed judgment about the appropriateness of the company’s compensation program. We believe that a non-binding, advisory vote is an effective way for shareholders to advise the company’s board and management whether the company’s policies and decisions on compensation have been adequately explained and whether they are in the best interest of shareholders.

An advisory vote would inform management and the board of shareholder views without involving shareholders in compensation decisions. We believe that the results of an advisory vote would encourage independent thinking by the board, simulate healthy debate within the Company and promote substantive dialogue about compensation practices between the Company and its investors.

We urge you to vote “FOR” this proposal.”

Response:    We believe that PepsiCo’s executive compensation programs, described in the Compensation Discussion and Analysis, are responsibly designed and administered by the Compensation Committee with strict corporate governance standards to support PepsiCo’s pay for performance philosophy. We also believe that our shareholders possess effective tools to voice their support for, or concerns with, executive compensation at PepsiCo. In contrast, we do not believe that a shareholder advisory vote would convey meaningful information or specific concerns that the Company and the Compensation Committee could address.

We believe adoption of an advisory vote resolution is unnecessary because shareholders already have many avenues at their disposal to communicate directly with the Board to express their views on PepsiCo’s executive compensation policies and decisions:

•

Management Dialogue with Shareholders: PepsiCo’s management routinely speaks with investors on key issues, including executive compensation, to ensure that we are proactive in understanding and addressing emerging governance trends and shareholder issues. Management reports back to the Compensation Committee on compensation-related matters.

•

Shareholder Access to the Board of Directors: Our corporate web site, www.pepsico.com, includes a section on how to contact the Board, a specific Committee of the Board or an individual member of the Board by telephone, mail and online. Our Board and Committees welcome shareholder comments on our executive compensation and benefits policies and programs.

•

Shareholder Approval of Incentive Plans: Equity awards granted to all employees are provided under our shareholder-approved 2007 Long-Term Incentive Plan and cash incentive awards to senior officers are provided under our shareholder-approved 2004 Executive Incentive Compensation Plan. The parameters that shareholders place on these plans exert significant influence on how PepsiCo designs and administers its executive compensation and benefits programs.

•	Annual Vote for Directors: Shareholders can voice their opinion on executive compensation and benefits practices by voting for or against directors on the Compensation Committee.

Moreover, as a practical matter, an advisory vote would not provide the Company or the Compensation Committee, which is comprised solely of independent directors, with any meaningful insight into specific shareholder concerns regarding executive compensation.

We also believe adoption of an advisory vote resolution is unnecessary because the Compensation Committee applies strict governance standards in administering executive compensation and benefit programs. PepsiCo’s compensation and benefits programs for executive officers operate with many strong governance features including:

•

Performance-based Restricted Stock Units: Senior executives receive annual grants of performance-based RSUs that only vest if PepsiCo achieves pre-defined earnings targets over a three-year performance period.

•

Financial Performance Targets for Incentive Compensation: Financial performance targets for bonus awards and performance-based RSUs have never been adjusted or “reset,” and management does not have the authority to do so.

•

Stock Ownership: To reinforce our ownership philosophy, executive officers are required to own shares of PepsiCo stock equal to a specified multiple of their salary under the Board-approved stock ownership guidelines.

•

Exercise and Hold Policy: To ensure our executive officers exhibit a strong commitment to PepsiCo share ownership, the Board implemented a policy that limits annual option exercises for cash to 20% of the pre-tax gains on all vested outstanding options on the annual equity grant date for that year. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the date of exercise.

•

Clawback Provision: If PepsiCo determines that an employee violated PepsiCo’s Worldwide Code of Conduct, violated our non-compete, non-solicitation and non-disclosure policies, or engaged in gross misconduct, their outstanding equity awards can be cancelled. In addition, our plans permit PepsiCo to recover all gains from exercised stock options, vested RSUs or gains earned in the Company’s executive deferral program within the 12 months preceding the violation.

•

External Compensation Committee Consultant: In 2007, the Committee engaged Frederic Cook of Frederic W. Cook & Co. to serve as its external consultant. Frederic W. Cook & Co. does not provide and will not provide any services to PepsiCo besides executive compensation consulting to the Compensation Committee.

Finally, as described in the Compensation Discussion and Analysis on page 15, PepsiCo’s compensation programs are highly incentive-based and have been designed to motivate superior Company performance and to align executive rewards with shareholder interests. As a result, our 2007 results continued to demonstrate our strong financial returns for our shareholders. PepsiCo’s cumulative total shareholder return demonstrates our track record of long-term growth. Shareholders purchasing PepsiCo stock at the end of 2002 and holding it to the end of 2007 received a higher cumulative returns than the returns of the S&P 500 and our industry groups.

Cumulative Total Shareholder Return

Return on PepsiCo stock investment (including dividends), the S&P 500 and the S&P Average of Industry Groups*

*	The S&P Average of Industry Groups is derived by weighting the returns of two applicable S&P Industry Groups (Non-Alcoholic Beverages and Food) by PepsiCo's sales in its beverage and foods businesses. The return on PepsiCo stock investment is calculated through December 28, 2007, the last trading day prior to the end of PepsiCo's fiscal year. The return for the S&P 500 and the S&P Average indices is calculated through December 31, 2007.

	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07
PepsiCo, Inc.	$100	$113	$129	$149	$161	$202
S&P 500®	$100	$129	$143	$150	$173	$183
S&P® Avg of Industry Groups	$100	$110	$121	$118	$137	$152

The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting.

2009 SHAREHOLDERS' PROPOSALS

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2009 Annual Meeting, and included in the Proxy Statement for that Meeting, we must receive the proposal in writing on or before November 26, 2008. In addition, if a shareholder proposal is not received by us on or before February 1, 2009, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

In addition to the solicitation of proxies by mail and electronically, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $21,000.

The Annual Report to Shareholders for 2007, including financial statements, was delivered with this Proxy Statement or was previously delivered to shareholders. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please contact PepsiCo's Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055. The Annual Report can also be found on our website at www.pepsico.com by clicking on “Investors – Investor Overview.”

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (without exhibits) will be sent to any shareholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at our website, www.pepsico.com.

Please vote your shares promptly through any of the means described on the proxy card.

By order of the Board of Directors,

Larry D. Thompson

Secretary

Exhibit A

CORPORATE GOVERNANCE GUIDELINES

As of November 16, 2007

The Board of Directors (the "Board") of PepsiCo, Inc. (the "Corporation"), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed and adopted certain corporate governance principles (the "Guidelines") establishing a common set of expectations to assist the Board and its Committees in performing their duties in compliance with applicable requirements. In recognition of the continuing discussions about corporate governance, the Board will review and, if appropriate, revise these Guidelines from time to time.

A.	Director Responsibilities

1.	Represent the interests of the Corporation's shareholders in maintaining and enhancing the success of the Corporation's business, including optimizing long-term returns to increase shareholder value.

2.	Selection and evaluation of a well-qualified Chief Executive Officer ("CEO") of high integrity, and approval of other members of the senior management team.

3.	Oversee and interact with senior management with respect to key aspects of the business including strategic planning, management development and succession, operating performance, and shareholder returns.

4.	Provide general advice and counsel to the Corporation’s CEO and senior executives.

5.	Adopt and oversee compliance with the Corporation's Worldwide Code of Conduct. Promptly disclose any waivers of the Code of Conduct for Directors or executive officers.

6.	Hold regularly scheduled executive sessions of independent directors. Designate and publicly disclose the name of a Presiding Director who will preside at such meetings. Formally evaluate the performance of the CEO and senior management each year in executive sessions. The role of the Presiding Director shall be to: preside at all meetings of the Board at which the Chairman is not present, including the executive sessions of the independent directors referred to above; serve as a liaison between the Chairman and the non-management directors as necessary; and call meetings of non-employee directors when necessary and appropriate.

7.	Regular attendance at Board meetings is mandatory. Meeting materials should be reviewed in advance.

8.	Duty of Care: In discharging the duties of a Director, including duties as a Committee member, North Carolina law requires that a Director shall act: (1) in good faith; (2) with care an ordinary prudent person in a like position would exercise under similar circumstances and (3) in a manner he or she believes to be in the best interests of the Corporation.

B.	Director Qualification Standards

1.	The Nominating and Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Corporation's Annual Meeting of Shareholders.

2.	The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider recommendations sent to the Secretary of the Corporation at 700 Anderson Hill Road, Purchase, New York 10577.

3.	In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Corporation and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Corporation.

4.	Independent directors must comprise a majority of the Board.

5.	An independent director of the Corporation is a director who:

(a)	is not and has not been an employee, and does not have an immediate family member[1] who is or has been an executive officer[2], of the Corporation, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received, and does not have an immediate family member who has received, more than $100,000 in direct compensation from the Corporation, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve month period within the last three years;

(c)	(i) is not, and does not have an immediate family member that is, a current partner of a firm that is the Corporation’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) is not a current employee of such external audit firm; (iii) does not have an immediate family member who is a current employee of such external audit firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Corporation’s, or any of its consolidated subsidiaries’, audit within that time;

(d)	is not and has not been, and does not have an immediate family member who is or has been, within the last three years, employed as an executive officer of another company where any of the Corporation’s, or any of its consolidated subsidiaries’, present executive officers at the same time serves or served on such other company’s compensation committee;

(e)	is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made payments to, or has received payments from, the Corporation, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company for its last completed fiscal year; and

(f)	has no other material relationship with the Corporation, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Corporation, or any of its consolidated subsidiaries.

[1]	An "immediate family member" is defined to include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. In considering a director’s independence, the Corporation need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.
[2]	An “executive officer” means one of the Section 16 officers designated by a company.

In making a determination regarding a proposed director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, such relationship will not be considered to be a material relationship that would impair a director’s independence if contributions from the Corporation, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

6.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	Director’s fees are the only compensation that members of the Audit Committee may receive from the Corporation or any of its consolidated subsidiaries. Audit Committee members may not receive consulting, advisory or other compensatory fees from the Corporation or any of its consolidated subsidiaries (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Committee of the Board).

(b)	No member of the Audit Committee may be an “affiliated person” of the Corporation, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

7.	Directors must retire at the age of 72, effective upon the expiration of their annual term at the next Annual Meeting of Shareholders.

8.	The number of boards on which a Director may sit may be reviewed on a case-by-case basis by the Nominating and Corporate Governance Committee. Prior to accepting any position on the Board of Directors of any non-profit or for-profit organization, the Director shall notify the office of Corporate Secretary. The number of audit committees on which the Corporation’s audit committee members may sit concurrently shall be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

9.	The Board has not established term limits for Directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 3 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing the Corporation to lose the contributions of Directors who have been able to develop over a period of time, increasing insight into the Corporation and its operations, thereby increasing their contributions to the Corporation.

10.	A Director shall offer, in writing, to resign if there is any significant change in his or her personal circumstances, including a fundamental change in his or her job responsibilities. The Chairman of the Nominating and Corporate Governance Committee may recommend, to the full Board, acceptance or rejection of such an offer after consultation with the Committee members and the Chairman of the Board.

C.	Voting for Directors

1.	Any nominee for Director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of Directors to be elected) who receives a greater number of votes “against” his or her election than votes “for” such election shall, promptly following certification of the shareholder vote, offer his or her resignation to the Board unless otherwise determined by the Board in accordance with the procedures set forth below. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection as provided herein.

2.	The Nominating and Corporate Governance Committee shall consider the resignation offer and make a recommendation to the Board. The independent members of the Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

3.	In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall limit their consideration to determining what is in the best interests of the Corporation and its shareholders. In this regard, the Board should consider all factors deemed relevant, including but not limited to: (i) any stated reasons why shareholders voted against such Director, (ii) any alternatives for curing the underlying cause of the “against” votes, (iii) the Director’s tenure, (iv) the Director’s qualifications, (v) the Director’s past and expected future contributions to the Corporation, and (vi) the overall composition of the Board, including whether accepting the resignation offer would cause the Corporation to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The Board’s actions with respect to any such resignation offer may include: (i) accepting the resignation offer, (ii) deferring acceptance of the resignation offer until a replacement Director with certain necessary qualifications held by the subject Director (e.g., Audit Committee financial expertise) can be identified and elected to the Board, (iii) maintaining the Director but addressing what the independent members of the Board believe to be the underlying cause of the “against” votes, (iv) resolving that the Director will not be re-nominated in the future for election, or (v) rejecting the resignation offer. An accepted resignation offer will become effective immediately upon acceptance or upon such other time as determined by the independent members of the Board consistent with this policy.

4.	Following the determination by the independent members of the Board, the Corporation shall promptly disclose publicly in a document furnished or filed with the Securities and Exchange Commission the decision of whether or not to accept the resignation offer. The disclosure shall also include an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation offer.

5.	A Director who is required to offer to resign in accordance with this Section C shall not be present during the deliberations or voting by the Nominating and Corporate Governance Committee or the Board as to whether to recommend or accept his or her resignation offer or an offer by any other Director to tender his or her resignation in accordance with this Section C. However, if enough members of the Nominating and Corporate Governance Committee do not receive more “for” votes than “against” votes in the same uncontested election such that a quorum of the Nominating and Corporate Governance Committee cannot be attained, then the other independent Directors who received a greater number of “for” votes than “against” votes in that election will be asked to consider and decide whether to accept the resignation offers of the affected Directors. If only three or fewer independent Directors did not receive more “for” votes than “against” votes in the same uncontested election, then all independent Directors may participate in any discussions or actions with respect to accepting or turning down the resignation offers (except that no Director will vote to accept or turn down his or her own resignation offer). Any affected Director will be afforded the opportunity to provide any information or statement that he or she deems relevant.

D.	Board Committees

1.	The Board shall at all times have a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee, each comprised solely of independent directors.

2.	The Board shall evaluate and determine the circumstances under which to form new Committees.

3.	The Nominating and Corporate Governance Committee shall annually review succession plans for the members of the Board, the members of the Committees of the Board, and the Chair of the Committees of the Board.

E.	Director Compensation

1.	Non-employee directors and committee chairs shall receive reasonable compensation for their services, as may be determined from time to time by the Board upon recommendation of the Nominating and Corporate Governance Committee. Compensation for non-employee directors and committee chairs shall be consistent with the market practices of other similarly situated companies but shall not be at a level or in a form that would call into question the Board's objectivity. The Nominating and Corporate Governance Committee of the Board shall annually review and report to the Board with respect to director compensation and benefits.

2.	Directors who are employees receive no additional pay for serving as Directors.

3.	Directors who are members of the Audit Committee may receive no compensation from the Corporation other than the fees they receive for serving as Directors.

F.	Director Access to Management and Independent Advisors

1.	The Board is expected to be highly interactive with senior management. Directors are granted access to the name, location, and phone number of all employees of the Corporation.

2.	It is Board policy that executive officers and other members of senior management who report directly to the CEO be present at Board meetings at the invitation of the Board. The Board encourages such executive officers and senior management to make presentations, or to include in discussions at Board meetings managers and other employees who (1) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters and/or (2) are individuals with high potential whom such executive officers and senior management believe the Directors should have the opportunity to meet and evaluate.

3.	Directors are authorized to consult with independent advisors, as is necessary and appropriate, without consulting management.

G.	Director Orientation and Continuing Education

1.	The Board shall implement and maintain an orientation program for newly elected directors.

2.	Directors are required to continue educating themselves with respect to international markets, accounting and finance, leadership, crisis response, industry practices, general management, and strategic planning.

H.	Management Succession and CEO Compensation

1.	The CEO shall provide an annual report to the Board assessing senior managers and their potential to succeed him or her, and such report shall be developed in consultation with the Chairman of the Compensation Committee and include plans in the event of an emergency or retirement of the CEO. The report shall also contain the CEO’s recommendation as to his or her successor.

2.	The Board has the primary responsibility for plans for succession to the position of Chief Executive Officer. The Compensation Committee oversees preparation of succession plan presentations to the Board. The Committee Chairman works with the CEO in the preparation of the succession plan presentations. The Committee undertakes such follow-up steps with respect to succession planning as may be delegated by the Board from time to time.

3.	The Compensation Committee is responsible for making recommendations to the Board concerning annual and long-term performance goals for the CEO and for evaluating his or her performance against such goals.

I.	Annual Performance Evaluation of the Board

1.	The Board and its Committees will conduct a self-evaluation at least annually to determine whether it and its Committees are functioning effectively.

2.	The Board will also review the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.

Appendix A Proxy Cards

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2008

THIS PROXY IS SOLICITED ON BEHALF OF PEPSICO’S BOARD OF DIRECTORS

The undersigned hereby appoints Indra K. Nooyi and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 7, 2008 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

☒	Votes must be indicated (x) in Black or Blue ink.	WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1 AND 2, AND VOTED AGAINST ITEMS NO. 3, 4, 5, 6, AND 7.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors: Nominees:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01-I.M. Cook	☐	☐	☐	05-A. Ibargüen	☐	☐	☐	09-J.J. Schiro	☐	☐	☐	2. Approval of Independent Registered Public Accountants	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
02-D. Dublon	☐	☐	☐	06-A.C. Martinez	☐	☐	☐	10-L.G. Trotter	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS NO. 3, 4, 5, 6, AND 7.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03-V.J. Dzau	☐	☐	☐	07-I.K. Nooyi	☐	☐	☐	11-D. Vasella	☐	☐	☐	3. Shareholder Proposal – Beverage Container Recycling Report (Proxy Statement p. 43)	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
04-R.L. Hunt	☐	☐	☐	08-S.P. Rockefeller	☐	☐	☐	12-M.D. White	☐	☐	☐	4. Shareholder Proposal – Genetically Engineered Products Report (Proxy Statement p. 45)	☐	☐	☐
													FOR	AGAINST	ABSTAIN
												5. Shareholder Proposal – Right to Water Policy (Proxy Statement p. 46)	☐	☐	☐
													FOR	AGAINST	ABSTAIN
											I will attend the annual meeting	6. Shareholder Proposal – Global Warming Report (Proxy Statement p. 48)	☐	☐	☐

													FOR	AGAINST	ABSTAIN
											☐	7. Shareholder Proposal – Advisory Vote on Compensation (Proxy Statement p. 49)	☐	☐	☐

Signature	Signature	Date
Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement. IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

The Internet and telephone voting facilities will close at 5:00 p.m. E.D.T. on May 6, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.eproxy.com/pep		1-866-580-9477
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

* Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.pepsico.com/proxy08

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YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. EDT on May 6, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. EDT on May 6, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PepsiCo, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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CONTROL # →	000000000000

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PEPSI1 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPSICO, INC.
	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ITEMS NO. 1 AND 2.
Vote on Directors
1. Election of Directors	For	Against	Abstain
Nominees:
1a. I.M. Cook	☐	☐	☐

1b. D. Dublon	☐	☐	☐			For	Against	Abstain

1c. V.J. Dzau	☐	☐	☐		1j. L.G. Trotter	☐	☐	☐

1d. R.L. Hunt	☐	☐	☐		1k. D.Vasella	☐	☐	☐

1e. A. Ibargüen	☐	☐	☐		1l. M.D. White	☐	☐	☐

1f. A.C. Martinez	☐	☐	☐	2.	Approval of Independent Registered Public Accountants	☐	☐	☐

1g. I.K. Nooyi	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS NO. 3, 4, 5, 6 AND 7.

1h. S.P. Rockefeller	☐	☐	☐	3.	Shareholder Proposal - Beverage Container Recycling Report (Proxy Statement p. 43)	☐	☐	☐

1i. J.J. Schiro	☐	☐	☐	4.	Shareholder Proposal - Genetically Engineered Products Report (Proxy Statement p. 45)	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐	5.	Shareholder Proposal - Right to Water Policy (Proxy Statement p. 46)	☐	☐	☐

Please indicate if you would like to keep your vote confidential under the current policy.	☐	☐		6.	Shareholder Proposal - Global Warming Report (Proxy Statement p. 48)	☐	☐	☐
	Yes	No
				7.	Shareholder Proposal - Advisory Vote on Compensation (Proxy Statement p. 49)	☐	☐	☐

	WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1 AND 2, AND VOTED AGAINST ITEMS NO. 3, 4, 5, 6, AND 7.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H.121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.pepsico.com/proxy08.

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PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2008

This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors for Participants in PepsiCo’s 401(k) Plan

The undersigned hereby appoints Indra K. Nooyi and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 7, 2008 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

If you submit your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

Address Changes/Comments:
______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)